UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Children’s Place, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

April __, 2015

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Friday, May 22, 2015 at 10:00 a.m. at [  ].

At the Annual Meeting, we will ask you to (i) elect the Class III members of the Board of Directors, (ii) ratify the selection of the Company’s independent registered public accounting firm and (iii) hold an advisory vote concerning named executive officer compensation.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the Annual Meeting and provides information about the Company that you should consider when you vote your shares. You should also have received a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of our Board.

Your vote will be especially important at the meeting. Barington Companies Equity Partners, L.P. (together with its affiliates and related parties, “Barington”) and Macellum SPV II, LP (together with its affiliates and related parties, “Macellum” and together with Barington, “Barington/Macellum”) have notified the Company that Barington/Macellum intend to nominate a slate of three nominees for election as directors at the meeting in opposition to the nominees recommended by our Board.

It is extremely important that you be represented at the Annual Meeting in light of the proxy contest being conducted by Barington/Macellum. Whether or not you plan to attend the Annual Meeting in person, we hope that you will vote on the matters to be considered. You may vote your WHITE proxy card via the internet, by telephone, or by mail by signing, dating and returning your WHITE proxy card in the envelope provided.

Very truly yours,

Norman Matthews Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated April [__], 2015 and is first being mailed to stockholders on or about April [__], 2015.

April ___, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of The Children’s Place, Inc. will be held at [  ] on Friday, May 22, 2015, at 10:00 a.m., for the following purposes:

1.	To elect three Class III members of the Board of Directors to serve for a two-year term;

2.	To ratify the selection of BDO USA, LLP, as the Company’s independent registered public accounting firm for fiscal 2015;

3.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers (“Say on Pay”); and

4.	To consider and act upon such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on April 10, 2015 are entitled to vote at the Annual Meeting.

Please note that Barington/Macellum have notified the Company of their intent to nominate a slate of three nominees for election as directors at the meeting in opposition to the nominees by our Board. You may receive solicitation materials from Barington/Macellum, including proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Barington/Macellum or their nominees contained in solicitation materials filed or disseminated by or on behalf of Barington/Macellum or any other statements Barington/Macellum may make.

The Board does not endorse any Barington/Macellum nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board. Our Board strongly urges you not to sign or return any proxy card sent to you by Barington/Macellum. If you have previously submitted a proxy card sent to you by Barington/Macellum, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the WHITE proxy card in the envelope provided to you, or to use the telephone or internet method of voting described in your WHITE proxy card, even if you plan to attend the Annual Meeting so that if you are unable to attend the meeting your shares can be voted. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

By order of the Board of Directors,

Bradley P. Cost Senior Vice President, General Counsel and Secretary The Children’s Place, Inc. 500 Plaza Drive Secaucus, New Jersey 07094

If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

(i)

(ii)

PROXY STATEMENT

The Children’s Place, Inc. (referred to in this Proxy Statement as “we,” “The Children’s Place” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”).

We are mailing a printed copy of this Proxy Statement, the accompanying WHITE proxy card and the 2014 Annual Report on Form 10-K of the Company to our stockholders beginning on or about April [__], 2015. The 2014 Annual Report on Form 10-K mailed with the Proxy Statement is not part of the proxy-soliciting material.

Holders of record of common stock of the Company at the close of business on April 10, 2015 will be entitled to vote at the Annual Meeting. Each share of common stock will be entitled to one vote On April 10, 2015, the record date for the Annual Meeting, there were 20,751,651 shares of common stock outstanding. There are no other voting securities of the Company outstanding.

If you are a registered stockholder, you can simplify your voting by using the internet or calling a toll-free telephone number. Internet and telephone voting information is provided on the WHITE proxy card. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the WHITE proxy card. If you beneficially hold your shares in “street name” through a bank, broker or other nominee, you will be able to vote using the WHITE voting instruction form provided to you by such nominee, and internet and telephone voting may also be available per the instructions provided on such WHITE voting instruction forms.

Proxies will be voted at the Annual Meeting in accordance with the specifications you make on the proxy. If you sign the WHITE proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board (See “Questions and Answers about the Annual Meeting and Voting”).

Please note that Barington/Macellum have notified the Company of their intent to nominate their slate of three nominees for election as directors at the meeting in opposition to the nominees by our Board. You may receive solicitation materials from Barington or Macellum, including proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Barington/Macellum or their nominees contained in solicitation materials filed or disseminated by or on behalf of Barington or Macellum or any other statements Barington or Macellum may make.

The Board does not endorse any Barington/Macellum nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board. Our Board strongly urges you not to sign or return any proxy card sent to you by Barington or Macellum. If you have previously submitted a proxy card sent to you by Barington or Macellum, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

PROXY SUMMARY

The below summary highlights certain information contained in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement and the accompanying 2015 Annual Report on Form 10-K before you vote.

2014 Performance Highlights

Our Company performed well in fiscal 2014, across a variety of relevant metrics, including TSR, comparable retail sales and other operational measures. We delivered this performance against a backdrop of the intensely competitive, highly promotional, and “over-stored” specialty apparel retail industry.

•

Stockholder Value. Our stock price increased 13.8% and our TSR was in the 80th percentile of our Peer Group in fiscal 2014. For more information on our Peer Group, see “Executive Compensation—Compensation Discussion and Analysis—Peer Group.” Additionally, our 2-year TSR was in the 61st percentile, an increase of 46 percentile points over fiscal 2013. We believe that the significant improvement in TSR over the past two years is largely attributable to the Company’s execution against our strategic initiatives which focus on product, business transformation through technology, channel expansion, store fleet optimization and digital growth. Overlaying these initiatives is our focus on management talent and underlying these initiatives is the achievement of operational excellence.

•	Positive Comp. Sales. We recorded positive comparable retail sales for fiscal 2014 compared to fiscal 2013.

•

E-Commerce Growth. We grew e-commerce sales by approximately 14% in fiscal 2014, resulting in an 18.5% five-year compound annual growth rate (CAGR), and adding to the 35 consecutive fiscal quarters of double digit growth in e-commerce sales.

•

Return of Capital. We repurchased approximately $75 million of our shares of common stock in fiscal 2014, resulting in the purchase of $410 million of our common stock over the past five fiscal years. We commenced the payment of quarterly cash dividends in fiscal 2014 and increased our dividend payment in the first fiscal quarter of 2015 by over 13%.

•	Strategic Initiatives Progress. We took significant steps forward with our strategic initiatives:

➢

Global growth through channel expansion–Added two international franchise partners in Latin America and India, bringing the total number of international franchise partners to five since we launched our international initiative in 2012. We successfully opened the first The Children’s Place stores in Israel and Panama, bringing the total number of international franchise stores open at fiscal year end to 72. We also added five new wholesale customers at fiscal year-end.

➢

Business transformation through technology–Took significant steps forward with our technology and systems initiatives to transform our interactions with our customers to provide a seamless retail experience, and to transform our inventory management, planning, allocation, global sourcing, and global logistics and distribution functions.

➢	Optimization of our store fleet–Continued to optimize our North American store fleet by employing a disciplined analysis concerning opening and closing stores.

Executive Compensation Program

Our executive compensation program is designed to reward our management for delivering results and building sustainable stockholder value. We regularly review our compensation programs and policies to reflect feedback from our stockholders, including from the stockholder outreach activities undertaken by the Chair of our Compensation Committee following the 2014 annual meeting and continuing into January and February of 2015. As part of this outreach, our Compensation Committee Chair contacted institutional stockholders holding over 70% of our common stock. This resulted in meetings or conversations with stockholders holding almost 40% of our common stock. Additional stockholders responded to our Compensation Committee Chair’s outreach by indicating that they did not need to have a conversation given the discussions they had with the Chair during earlier outreach activities.

Important features of our executive compensation program include:

•	84% of our CEO’s total compensation in fiscal 2014 was performance-based.

•	CEO total compensation in fiscal 2014 was in-line with our Peer Group’s CEOs, ranking in the 52nd percentile when compared to 2013 Peer Group CEO median total compensation, at target.

•	We made important changes to our executive compensation program to further strengthen the link between pay and performance:

➢

Redesigned our long-term incentive plan (LTIP) to introduce the use of performance metrics (including a TSR modifier) for performance-based equity awards made to members of our management, including our CEO in fiscal 2015, which differ from the metric used for our annual bonus plan.

➢	Redesigned our LTIP to use a three-year cliff vesting performance period for performance-based equity awards made to members of management, including our CEO in 2015.

Corporate Governance

We regularly review our corporate governance to ensure that our approach reflects “best practices” and input from our stockholders. We have made a number of important enhancements over the past 2-3 years. Highlights of our governance features include:

•	Declassification of our Board of Directors.

•	Elimination of single-trigger equity vesting on a going forward basis upon a change in control.

•	Elimination of all excise tax and other tax gross-ups, other than in connection with standard relocation expenses.

•	Enhanced stock ownership guidelines for our CEO and other senior executives.

•	Separation of the roles of our CEO and Chairman of the Board.

•	Annual Board and director performance evaluations.

•	Prohibition on hedging and pledging arrangements in our common stock.

•	“Clawback” of incentive compensation under certain circumstances, including restatement of financial statements.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You have received these proxy materials because you are a stockholder of The Children’s Place, and our Board is soliciting authority, or proxy, to vote your shares at the 2015 annual meeting of stockholders. The proxy materials include our notice of annual meeting of stockholders, proxy statement and 2014 annual report. These materials also include the WHITE proxy card and postage-paid return envelope or voting instruction form for the Annual Meeting. WHITE proxy cards are being solicited on behalf of our Board. The proxy materials include detailed information about the matters that will be discussed and voted on at the meeting, and provide updated information about our Company that you should consider in order to make an informed decision when voting your shares. The proxy materials are first being furnished to stockholders on or about April [__], 2015.

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal 1: Election of three Class III directors;

•	Proposal 2: Ratification of selection of independent registered public accounting firm; and

•	Proposal 3: Advisory vote to approve the compensation of the named executive officers.

Have other candidates been nominated for election as directors at the Annual Meeting in opposition to the Board’s nominees?

Yes. Barington and Macellum, two stockholders of the Company, have notified the Company of their intent to nominate their slate of three nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board. Our Board does not endorse any Barington/Macellum nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board by using the WHITE proxy card accompanying this proxy statement. Our Board strongly urges you not to sign or return any proxy card sent to you by Barington/Macellum.

Can I access the proxy materials on the internet?

Yes. The Company’s proxy statement and 2014 annual report are available at the Company’s website at http://www.childrensplace.com in the section entitled “Investor Relations.”

Who is entitled to vote at the Annual Meeting?

The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of Common Stock on April 10, 2015, the record date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on April 10, 2015, there were 20,751,651 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote.

How can I vote my shares?

You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Each of these procedures is more fully explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy by using the WHITE proxy card accompanying this proxy statement.

How do I vote my shares by proxy?

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below.

•	Vote by Mail

You can vote your shares by completing and mailing the enclosed WHITE proxy card to us so that we receive it before 11:59 p.m. (Eastern Time) on Thursday, May 21, 2015.

•	Vote by Internet

You can vote your shares via the internet on the voting web site, which is www.voteproxy.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Time) on Thursday, May 21, 2015. Our internet voting procedures are designed to authenticate stockholders through individual control numbers. If you received a WHITE proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

•	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting web site (www.voteproxy.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Time) on Thursday, May 21, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a WHITE proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

How do I vote at the Annual Meeting?

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers present at the annual meeting. You should be prepared to present valid government-issued photo identification, such as a driver’s license or passport, for admittance to the Annual Meeting. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

How do I change my vote?

You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

If you have previously signed a proxy card sent to you by Barington/Macellum, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying post-paid envelope or by voting by telephone or via the Internet by following the instructions above. Submitting a proxy card sent to you by Barington/Macellum will revoke votes you have previously made via the Company’s WHITE proxy card.

Only the latest validly executed proxy that you submit will be counted.

What is a quorum?

To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding Common Stock of the Company. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

What is a “broker non-vote”?

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

If you are beneficial owner whose shares are held by a broker, your broker has discretionary voting authority under Nasdaq rules to vote on “routine” matters but does not have authority to vote on “non-routine matters.” The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal Two) is normally considered “routine” under Nasdaq rules. However, if Barington or Macellum provides proxy materials in opposition to our Board to your broker to forward to you on their behalf, Proposal Two will be a “non-routine” matter, and therefore your broker will not be able to vote your shares without your instruction.

In any event, if your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What vote is required to approve each of the proposals?

•

Proposal 1: Election of three Class III directors: Barington/Macellum have notified the Board of their intent to nominate their slate of three nominees for election as Class III directors of the Company at the Annual Meeting in opposition to the nominees recommended by our Board. As a result, the election of directors is considered a contested election as defined in the Company’s by-laws. This means that, although the Company does not know whether Barington or Macellum will, in fact, nominate any individuals for election as directors at the Annual Meeting, the three nominees receiving the highest number of FOR votes will be elected at the Annual Meeting. Withholdings will be counted as present for the purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

•

Proposal 2: Ratification of selection of independent registered public accountants: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. See above under “What is a ‘broker non-vote’?” for an explanation of whether a broker holding your shares will be entitled to vote on this proposal without your instructions.

•

Proposal 3: Advisory vote to approve the compensation of the named executive officers: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

If other matters are properly brought before the Annual Meeting, the vote required will be determined in accordance with applicable law, the Nasdaq Rules and our Amended and Restated Certificate of Incorporation and Bylaws, as applicable.

What if I do not specify how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your WHITE proxy card (or when giving your proxy by telephone or the internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of three Class III directors nominated herein;

•	FOR the proposal to ratify the selection of BDO USA, LLP as independent auditors for the fiscal year ending January 30, 2016; and

•	FOR the advisory approval of the compensation of our named executive officers.

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What are the recommendations of the Board?

The Board recommends that you vote your shares on your WHITE proxy card:

•	FOR the election of three Class III directors nominated herein,

•	FOR the proposal to ratify the selection of BDO USA, LLP as independent auditors for the fiscal year ending January 30, 2016, and

•	FOR the advisory approval of the compensation of our named executive officers.

The Board strongly urges you not to sign or return any proxy card sent to you by Barington or Macellum.

What should I do with the proxy cards sent to me by Barington and/or Macellum?

Barington/Macellum have notified the Company of their intent to propose their own director nominees for election at the Annual Meeting. The Company does not know whether Barington/Macellum will in fact nominate individuals for election as directors at the Annual Meeting. The nominations made by Barington/Macellum have NOT been endorsed by the Board. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by Barington/Macellum or any other statements that they may otherwise make.

Our Board does not endorse any Barington/Macellum nominees and unanimously recommends that you disregard any proxy card that may be sent to you by Barington or Macellum. Voting to “withhold” with respect to any of Barington/Macellum’s nominees on its proxy card is not the same as voting for our Board’s nominees, because a vote to “withhold” with respect to any of Barington/Macellum’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a proxy card sent to you by Barington/Macellum, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “How do I change my vote?” on page five of this Proxy Statement. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners Inc., toll-free at (800) 322-2885 or directly at (212) 929-5500.

What does it mean if I receive more than one WHITE proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy card or, if you vote via the internet or telephone, vote once for each WHITE proxy card you receive.

If Barington/Macellum proceeds with their previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date so that stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest-dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board then you should only submit WHITE proxy cards.

What is the effect of an “ABSTAIN” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but will not be considered a vote cast with respect to that proposal. Therefore, an abstention will effectively be a vote against each of the proposals, except for the election of directors.

Confidential Voting

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

Who will pay for the costs of this proxy solicitation?

We pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained MacKenzie Partners, Inc. (“MacKenzie”) to perform proxy solicitation services for us, involving conducting bank/broker search, distributing proxy solicitation materials to stockholders, providing information to stockholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, MacKenzie has agreed to provide consulting and analytic services upon request. MacKenzie estimates that approximately 45 of its employees will assist in this proxy solicitation. We will pay a fee not to exceed $350,000 to MacKenzie Partners, Inc. plus out-of-pocket expenses for these services. Some personal solicitation may be made by directors, officers and employees named in Annex A without special compensation, other than reimbursement for expenses. Additional information about persons who are participants in this proxy solicitation is set forth in Annex A. Our aggregate expenses, including those of MacKenzie, related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest including fees of outside counsel and financial and other advisors to advise the Company in connection with a contested solicitation of proxies and excluding salaries and wages of our officers and regular employees, are expected to be approximately $4.5 million, of which approximately $2.5 million has been spent to date.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners Inc., toll-free at (800) 322-2885 or directly at (212) 929-5500.

BACKGROUND TO SOLICITATION

On April 10, 2015, the Company received notice from Barington and Macellum of their intent to nominate, Janet E. Grove, Seth Johnson and Robert L. Mettler for election to the Board at the Annual Meeting. The discussion below outlines the key events and significant contacts between representatives of the Company, on the one hand, and of Barington and Macellum, on the other.

On June 26, 2014, at Barington’s request, representatives of the Company held a conference call with representatives of Barington in which the Barington representatives asked a number of questions regarding the Company’s industry and strategy for the future. On July 22, 2014, representatives of Barington and the Company had a second phone conversation in which the participants further discussed the Company’s industry and strategy for the future.

On October 17, 2014, at Macellum’s request, a representative of Macellum held a call with a representative of the Company to discuss the Company’s recent performance. On December 17, 2014, at Macellum’s request, representatives of Macellum held a call with a representative of the Company to further discuss the Company’s recent performance.

In late 2014, Jonathan Duskin of Macellum called Kenneth Reiss, a Company director, and an individual with whom Mr. Duskin had served on the board of directors of The Wet Seal, Inc. In that conversation, Mr. Duskin questioned the Company’s performance, to which Mr. Reiss responded that Mr. Duskin’s assessment was incorrect. Mr. Reiss further emphasized that Company had made significant improvements since Jane Elfers became the Company’s CEO and was pursuing a strategy consistent with improving shareholder value.

There were no further communications between the Company and either Barington or Macellum until March 11, 2015, when James Mitarotonda of Barington, and Mr. Duskin, sent a letter to the Company’s Chairman, Norman S. Matthews, a copy of which was included in a press release issued by Barington and Macellum. In the letter, Messrs. Mitarotonda and Duskin stated that they represented a group of shareholders that collectively owned over two percent of the Company’s common stock, and expressed their views regarding the Company’s operations and performance. According to information provided in their notice of nomination, Barrington and Macellum collectively own less than 1.7% of the Company’s common stock.

On March 11, 2015, Mr. Duskin left a voicemail for Mr. Reiss notifying him of the letter that Barington and Macellum had published and expressing his respect for Mr. Reiss.

On March 12, 2015, the Company held its fourth quarter 2014 earnings call. On that call, the Company read a statement from Mr. Matthews acknowledging that the Company had received the March 11 letter, noting that the Board and management team of the Company appreciate constructive input from all of the Company’s stockholders on ways to enhance value for investors and stating that Ms. Elfers had the full and unequivocal support and confidence of the Board.

Over the following weeks, the Board engaged with Company management and advisors to evaluate the March 11 letter.

On March 22, 2015, Mr. Joseph Gromek, who has been an investor in a publicly traded special purpose acquisition vehicle sponsored by Mr. Mitarotonda, had a phone conversation with Mr. Mitarotonda in which Mr. Gromek indicated that he would have to dispose of his investment if Barington intended to engage in an activist campaign against the Company. In that conversation, Mr. Mitarotonda indicated that he did not intend to engage in such a campaign.

On March 24, 2015, Mr. Mitarotonda contacted Mr. Gromek and asked for a meeting to discuss the Company. Mr. Gromek responded that he was not comfortable talking separately with Mr. Mitarotonda and recommended that he contact either the Company’s management or Mr. Matthews.

On March 26, 2015, at a previously scheduled meeting, the Board set the date of the Annual Meeting for May 22, 2015, and determined that the notice period for the nomination of individuals for election to the Board would run from March 26, 2015 until April 10, 2015. Also on that date, the Company issued a press release and a Current Report on Form 8-K announcing both the meeting date and the deadline for nominations.

On April 1, 2015, Mr. Duskin emailed Mr. Matthews to request a phone call with Mr. Matthews which was scheduled for April 6, 2015.

On April 6, 2015, Mr. Matthews had a telephone conversation with Messrs. Mitarotonda and Duskin in which he acknowledged receipt of the March 11 letter. During the telephone conversation, Messrs. Mitarotonda and Duskin proposed that Barington and Macellum be provided with representation on the Board, but did not provide Mr. Matthews with the names of any possible candidates. Messrs. Mitarotonda and Duskin noted that the deadline to submit nominees was April 10. Mr. Matthews responded that he would discuss the proposal with the full Board of Directors and respond in a timely manner.

On April 8, 2015, the Board, members of management and the Company’s advisors held a meeting to discuss the request by Barington and Macellum for representation on the Board. After careful deliberation, the Board unanimously determined that it would not be in the best interests of the Company to grant such request.

On April 9, 2015, Mr. Matthews called Messrs. Mitarotonda and Duskin in the morning and informed them of the Board’s decision to reject their request for representation on the Board. He noted that the Board of Directors remained fully supportive of the Company’s current strategy and management team and that, while the directors and management are always interested in sharing constructive ideas with stockholders on how the Company could be improved, the Board of Directors believe that the Company is on the right path.

On April 10, 2015, Barington and Macellum delivered a notice to the Company stating their intent to nominate their slate of three nominees to stand for election at the Company’s 2015 Annual Meeting.

After reviewing Barington and Macellum’s notice of intent and information concerning their proposed nominees assembled by financial, legal and other advisors, the Board met via telephonic conference on April 12, 2015 to discuss the proposed nominations. After careful evaluation, the members of the Board who are also on the Nominating & Corporate Governance Committee concluded that the current makeup of the Board, including the Company’s existing three nominees for election at the 2015 Annual Meeting, represented the right combination of expertise, experience and independence, and determined to recommend that the Board reject the nomination of Barington and Macellum’s nominees. Following deliberation and due consideration and after hearing the recommendation of members of the Nominating & Corporate Governance Committee, the Board determined to reject Barington and Macellum’s nominees and to continue to recommend the slate of nominees previously disclosed by the Company and disclosed in this proxy statement. On April 13, 2015, the Company issued a press release announcing the Board’s decision.

GOVERNANCE OF THE COMPANY

The Company’s Corporate Governance Commitment

The Company’s Board strongly believes that good corporate governance accompanies and greatly aids our long-term business success. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they reflect best practices and promote stockholder value.

Board Independence, Experience and Diversity

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Strict Director Independence Standards. With the exception of Jane Elfers, the Company’s President and Chief Executive Officer (the “CEO”), all directors are independent within the meaning of the standards applied by the Company. In addition, because Ms. Elfers does not serve on any of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, all members of such Board committees are also independent under our standards. For more information regarding the Company’s independence standards and the Board’s determinations of the same, see “Director Independence” below.

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Executive Sessions. The independent directors of the Board meet in executive session, without the CEO or other members of management present, at every regularly scheduled Board meeting. The Chairman of the Board leads these sessions. For more information regarding the role of the Chairman of the Board and the Board’s leadership structure, see “Board Leadership Structure” below.

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Audit Committee Independence and Financial Literacy. All members of the Audit Committee are independent directors. The Board has also determined that Kenneth Reiss, the Chair of the Audit Committee, and Stanley W. Reynolds, a member of the Audit Committee, are “audit committee financial experts,” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”), and that all members of the Audit Committee meet the independence and financial sophistication requirements of applicable SEC rules and regulations and the listing rules of the Nasdaq Stock Market.

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Compensation Committee Independence and Independent Compensation Consultant. All members of the Compensation Committee are independent directors, and the Committee is advised on executive compensation matters by an independent compensation consultant. For more information regarding the Compensation Committee’s independent compensation consultant, see “Compensation Committee” below. The Compensation Committee, its charter and the compensation consultant meet the requirements of applicable SEC rules and regulations and the listing rules of the Nasdaq Stock Market. For more information regarding the Compensation Committee’s independent compensation consultant, see “Compensation Committee” below.

•	Board Experience and Diversity. As its present directors exemplify, the Company values diverse backgrounds and experience, educational achievement, and strong ethical character.

Established Policies Guide Governance and Business Integrity

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Charters for Board Committees. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has a committee charter developed under the leadership of its committee chair. The committee charters describe the purpose, responsibilities, structure and operations of each committee. The Audit Committee charter and the Compensation Committee charter reflect the authority and responsibilities of the committees under the corporate governance rules of the SEC and the Nasdaq Stock Market. The committee charters are available on the Company’s web site at http://www.childrensplace.com under the “Corporate Governance” tab in the section entitled “Investor Relations.”

•	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates the guidelines. The Board believes the guidelines reflect best practices. The guidelines are available on the Company’s web site at http://www.childrensplace.com under the “Corporate Governance” tab in the section entitled “Investor Relations.”

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Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees. The Code of Business Conduct is available on the Company’s web site at http:// www.childrensplace.com under the “Corporate Governance” tab in the section entitled “Investor Relations.”

Board Focused on Key Business Priorities

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Oversight Role of Board. The Board plays a major role in overseeing the Company’s business strategy. It reviews the Company’s strategic and annual plans, conducts periodic offsite retreats with senior management, and receives detailed briefings throughout the year on critical aspects of the implementation of the strategic and annual plans. These include performance reviews, presentations regarding development initiatives and reports from specific disciplines such as finance, design, merchandising, store operations, planning and allocation, supply chain, real estate, information technology, human resources and legal.

Direct Access to Management

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Management Participation at Board Meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand. An open and informal environment allows dialogue to develop between directors and management, which often produces new ideas and areas of focus.

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Direct Access to Management. The Board’s direct access to management continues outside the boardroom during discussions with corporate officers and other employees. Directors are invited to contact senior executives directly with questions and suggestions.

Ensuring Management Accountability

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Performance-Based Compensation. The Company has linked the pay of its executives and managers directly to the Company’s performance. As described in greater detail under the heading “Executive Compensation - Compensation Discussion and Analysis” below, the Compensation Committee adheres to this pay-for-performance philosophy, and performance-based incentives (cash and equity) comprise a significant component of management’s overall compensation.

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CEO Evaluation Process. The Board’s evaluation of the CEO is an annual process. As part of the overall evaluation process, Board members meet and speak informally with the CEO to give and seek feedback on a regular basis.

Board Practices Promote Effective Oversight

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Board Size. Designed to maximize board effectiveness, the Corporate Governance Guidelines provide that the Board will periodically evaluate whether a larger or smaller board would be preferable based on the Company’s circumstances.

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Directorship Limits. To devote sufficient time to properly discharge their duties, the Corporate Governance Guidelines provide that, without Board approval, (i) directors should not serve on more than five other public company boards, (ii) directors who also serve as CEOs or in equivalent positions of other companies should not serve on more than one other public company board in addition to their employer’s board and the Company’s Board, and (iii) the Company’s CEO should not serve on more than one other public company board in addition to the Company’s Board.

Continuous Improvement through Evaluation

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Board Self-Evaluation Process. Each year, the Board evaluates its performance against criteria that it has determined are important to its success. The Board then considers the results of the evaluation and identifies steps to enhance its performance.

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Board Committee Evaluations. Self-evaluations of the Board’s committees are also conducted annually. The results of these evaluations are reviewed with the Board, and, as necessary, enhancements are agreed for each committee.

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Individual Director Evaluations. Complementing the Board and committee self-evaluations, the Board has also developed an individual director evaluation process. Using director effectiveness criteria selected following a review of external best practices, directors evaluate their peers and the resulting feedback is shared with individual directors. The process enables the directors to provide valuable feedback to one another and identifies areas of strength and areas of focus for enhanced effectiveness.

The Board of Directors

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. In accordance with the Company’s long-standing practice, the Board is fully independent, other than Jane Elfers, who is the President and Chief Executive Officer of the Company. At the end of fiscal 2014, the Board had eight directors, with seven independent directors and one employee director, the Chief Executive Officer.

During fiscal 2014, the Board met six times, and the independent directors met regularly in executive session without Ms. Elfers present. All members of the Board attended all meetings of the Board.

At the Company’s annual meeting of stockholders held in 2014, our stockholders adopted and approved an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors. The declassification of our Board will be phased in commencing with this Annual Meeting, and will result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2017 annual meeting of stockholders.

The table below summarizes the implementation of the declassification of our Board pursuant to the amendment:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2015	Two years	2017
2016	One year	2017
2017 and thereafter	Annual election	One year later

Board Nominees

The Company’s Corporate Governance Guidelines outline the characteristics expected of all directors, including independence, integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the Board. The Nominating and Corporate Governance Committee annually reviews the individual skills and characteristics of the directors, as well as the composition of the Board as a whole.

In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business and takes into account many factors, including the depth of experience in retailing, apparel, marketing, finance and other disciplines, domestically and internationally, relevant to the success of a publicly traded specialty apparel retailer in today’s business environment, educational and professional background, personal accomplishment, gender, age and ethnic diversity. The Nominating and Corporate Governance Committee, however, does not base its nomination of a candidate solely on these factors.

The Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business. Each nominee and continuing director set forth below satisfies the above criteria. Each nominee and continuing director has served in a senior executive position in a large, complex organization and has gained extensive experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. This variety and depth of experience enables the nominees to make significant contributions to the deliberations of the Board.

Biographical information for each director nominee for election at this year’s Annual Meeting is set forth below. Of the nominees, Mr. Matthews has been a director since 2009, Mr. Reiss has been a director since 2012 and Mr. Reynolds has been a director since 2014.

Norman Matthews, 82 Independent Class III Director since 2009

Mr. Matthews currently serves as our Chairman of the Board and as a member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr.  Matthews served as President of Federated Department Stores until his retirement in 1988. He joined Federated Department Stores in 1978 as Chairman– Gold Circle Stores Division. He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987. Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. In 2005, Mr.  Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange. Mr. Matthews received an MBA from the Harvard University Graduate Business School.

Mr. Matthews possesses an extensive knowledge of the apparel and retail industries and corporate governance practices from his years as a senior executive and a member of the boards of directors of several public companies. Mr. Matthews’ experience provides him with a deep understanding of corporate governance processes and trends, and the complex strategic, risk and other oversight responsibilities associated with the role of the chairman of a public company.

Public Company Directorships: Henry Schein, Inc. (2002– current), Spectrum Brands (2010– current), and Duff & Phelps Corporation (2012– current).

Kenneth Reiss, 72 Independent Class III Director since 2012

Mr. Reiss currently serves as the Chair of our Audit Committee. Prior to his retirement in June 2003, Mr. Reiss was a partner at the accounting firm of Ernst & Young, L.L.P. since 1977, where he served as the lead external auditor for several publicly traded companies, including Toys “ R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Kenneth Cole Productions, Inc. At Ernst & Young, L.L.P., Mr. Reiss served as the Managing Partner of Audit for the New York office, the Director of the Audit Practice for the Retail and Consumer Products Industry, and the Chair of the Audit Practice Service Delivery Committee. As noted below, Mr. Reiss serves on the Boards of Directors of The Wet Seal, Inc. and Harman International Industries, Inc., and serves as the Chairman of the

Audit Committees at those companies. Mr. Reiss received an MBA from the Rutgers University School of Business.

Mr. Reiss provides significant experience and expertise in accounting, auditing and risk management in the retail and apparel industries. Mr. Reiss qualifies as an “ audit committee financial expert” under applicable SEC rules.

Public Company Directorships: The Wet Seal, Inc. (2005– current) and Harmon International Industries, Inc. (2008– current).

Stanley W. Reynolds, 50 Independent Class III Director since 2014

Mr. Reynolds currently serves as a member of our Audit Committee. He is the Executive Vice President & Chief Financial Officer of 7-Eleven, Inc. Mr. Reynolds joined 7-Eleven, Inc. in 1997 and held positions of increasing responsibility prior to his appointment in 2005 as Chief Financial Officer.

Mr. Reynolds provides the Company with years of senior level executive experience in global retail operations with a focus on finance and accounting, international operations, and global supply chain management and distribution. Mr. Reynolds has a track record of successfully developing, implementing and overseeing long-term strategic business plans that encompass and balance global operations and growth with efficient and effective capital allocation. Mr. Reynolds qualifies as an “ audit committee financial expert” under applicable SEC rules.

Continuing Directors

The following table sets forth certain information with respect to the Class I and Class II Directors, whose term of office continues beyond the Annual Meeting. Each of our continuing directors possesses strong experience and educational and professional background in areas relevant to the strategy and operations of our business. Each has complementary skills in areas such as strategic and financial planning, financial reporting, corporate governance and leadership development which enables our continuing directors to make significant contributions to our Board.

Joseph Alutto, 73 Independent Class II Director since 2008

Dr. Alutto currently serves as the Chair of our Nominating and Corporate Governance Committee. From June 2014 to present, Dr. Alutto has served as the Distinguished Professor of Organizational Behavior at The Ohio State University. From July 2013 to June 2014, Dr. Alutto served as Interim President of The Ohio State University. Prior to that, from October 2007 to July 2013, Dr. Alutto served as Executive Vice President and Provost of The Ohio State University. Dr. Alutto also served as the institution’s Interim President and Provost from July 2007 to October 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fischer College of Business at The Ohio State University for 16 years.

Dr. Alutto’s experience in senior leadership positions with an institution such as The Ohio State University brings to the Company an in-depth understanding of organizational behavior, operations, processes, strategy, risk management and talent management.

Public Company Directorship: M/I Homes, Inc. (2005– current).

Jane Elfers, 54 Class I Director since 2010	Ms. Elfers has served as our President and Chief Executive Officer since January 2010. Ms. Elfers has over 30 years of experience as a retail executive, having begun her career with Macy’s.

Ms. Elfers formerly served as President and Chief Executive Officer of Lord & Taylor from May 2000 to September 2008. She is a graduate of Bucknell University where she received a degree in Business Administration and where she serves on the Board of Trustees.

Ms. Elfers brings to the Company significant leadership skills, indepth experience as a Chief Executive Officer, and a talent for assembling best in class management teams. Ms. Elfers has deep turnaround experience and her vision for The Children’s Place is to become a leading global omni-channel brand. Her strategic growth plan focuses on product, business transformation through technology, alternative channels of distribution, store fleet optimization, and digital growth. Overlaying these initiatives is a focus on talent and underlying these initiatives is the achievement of operational excellence.

Susan Patricia Griffith, 50 Independent Class I Director since 2012

Ms. Griffith currently serves as a member of our Nominating and Corporate Governance Committee and our Compensation Committee. She is the Personal Lines Chief Operating Officer for The Progressive Corporation where Ms. Griffith has responsibility for the direct management of the insurance Claims, Personal Lines and Customer Relationship Management organizations, overseeing over 19,000 employees across the United States. Ms. Griffith joined Progressive in 1988 and has held positions of increasing responsibility, including serving as President of Customer Operations from 2014 to 2015, Claims Group President from 2008 to 2014 and as Chief Human Resources Officer from 2002 to 2008.

Ms. Griffith provides the Company with years of experience in areas that are particularly relevant to the retail industry, including senior management roles in a leading consumer-facing company. Ms. Griffith is skilled in the management of a large, complex organization, customer service, and human resource and performance management.

Joseph Gromek, 68 Independent Class II Director since 2011

Mr. Gromek currently serves as the Chair of our Compensation Committee. Until his retirement in February 2012, Mr. Gromek served as President and Chief Executive Officer of The Warnaco Group, Inc. and as a member of Warnaco’s Board of Directors from April 2003. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc. For over 30 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is the Chair of the Board of Trustees of The New School, serves on the Boards of Directors of Ronald McDonald House, Stanley M. Proctor Company and J. McLaughlin Clothing, as a member of the Board of Governors of Parsons The New School for Design, and as a member of the Boards of Trustees of St. Peter’s University and the Trevor Day School.

Mr. Gromek provides the Company with his significant experience as a Chief Executive Officer and a senior executive in the apparel and retail industries, where he has created significant value for stockholders as an expert in the growth, management and operation of global businesses. Mr. Gromek also has extensive public company board experience, including as a Chairman of the Board and as the Chairman of committees.

Public Company Directorships: Wolverine World Wide, Inc. (2008– current), Tumi Holdings, Inc. (2012– current) (Chairman of the Board since December 2013), and Guess, Inc. (2014– current).

Susan Sobbott, 50 Independent Class II Director since 2014

Ms. Sobbott is the President of Global Corporate Payments, a multi- billion dollar global division of the American Express Company serving the payment needs of mid-sized and large companies. From 2004 to early 2014, she was President and General Manager of American Express OPEN, a multi-billion dollar business unit within American Express Company serving small businesses. Since 2009, Ms. Sobbott has also served as a member of the Business Operating Committee, a group of senior leaders at American Express Company working with the Chief Executive Officer to develop strategic direction. Ms. Sobbott has held various executive positions of increasing responsibility since joining American Express Company in 1990. Ms. Sobbott received an MBA from The Darden School of Business, University of Virginia.

Ms. Sobbott brings to the Company leadership experience in developing and executing business strategies in such areas as new product innovation, business development, and relationship management. In these roles, Ms. Sobbott has developed and overseen growth strategies at a global company focused on superior customer service, compelling product offerings, technology and digital initiatives, and sophisticated advertising and promotion campaigns.

Director Independence

All of the members of our Board (other than Ms. Elfers) are non-management directors who meet the criteria for director independence of the listing standards of The Nasdaq Stock Market. Because Ms. Elfers does not serve on any of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, all members of such Board committees are independent directors, applying such standards.

The Company’s Corporate Governance Guidelines provide that the Board intends that a substantial majority of our directors will be independent. The Board has determined that an independent director is one who the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is considered independent under the listing standards of The Nasdaq Stock Market and under the rules and regulations promulgated by the SEC. The Board will also consider all other relevant factors and circumstances bearing on independence.

Each year, each director (and any director-nominee) completes and submits to the Company a questionnaire which, among other purposes, is used by the Nominating and Corporate Governance Committee to help evaluate whether the director has any material relationship with us (whether directly or as a partner, stockholder, or officer of an organization that has a relationship with us), including any material relationship with our affiliates or management, pertinent to determining the director’s independence. With the assistance of the Nominating and Corporate Governance Committee, our Board made a determination that (i) our directors (other than Ms. Elfers) are independent within the meaning of the listing standards of The Nasdaq Stock Market and the Company’s standards, (ii) with respect to the members of the Audit Committee, such directors are independent within the meaning of applicable provisions of SEC rules and regulations, and (iii) with respect to the members of the Compensation Committee, such directors are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, “outside directors” within the meaning of regulations promulgated under Section 162(m) of the U.S. Internal Revenue Code (the “IRC”) and independent within the meaning of all other SEC rules and regulations applicable to members of the Compensation Committee.

Board Leadership Structure—Separate Chairman and CEO

The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s stockholders. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on strategic matters and the management of the Company’s day-to-day operations.

The Board does not have a policy as to whether the Chairman of the Board should be an independent director, an affiliated director, or a member of management. The Company’s Corporate Governance Guidelines provide that, when the Chairman is an affiliated director or a member of Company management, the independent directors shall and otherwise may, from time to time, select an independent director to act as the Lead Independent Director of the Board, with responsibility for coordinating the activities of the other independent directors and for performing the duties specified in these guidelines, including but not limited to (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, (ii) serving as liaison between the Chairman and the independent directors, (iii) approving information sent to the Board, (iv) approving meeting agendas for the Board, and (v) approving meeting schedules to assure that there is sufficient time for discussion, and such other duties as are assigned from time to time by the Board.

Board Role in Risk Oversight

The Company faces a variety of risks, including strategic, operational, financial and compliance risks. The Board believes an effective risk management system will (i) timely identify the material risks that the Company faces, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee, (iii) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (iv) integrate risk management into Company decision-making.

Management performs an annual risk assessment to identify and prioritize the major risks to the Company and to develop mitigation strategies or ensure that mitigation strategies are in place to address identified risks, and periodically reports to the Board and to the Audit Committee on their status. The Board and the Audit Committee reach conclusions regarding the adequacy of the Company’s risk management processes based upon the briefings provided by management and advisors as well as upon periodic reports the Board receives from the Audit Committee regarding the Audit Committee’s assessment of financial statement reporting risk and from the Compensation Committee regarding the Compensation Committee’s assessment of the risk, if any, arising from the Company’s compensation policies and practices. In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

Consideration of Board Nominees

The Nominating and Corporate Governance Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board nominees for election as directors by the stockholders and candidates to be elected by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders and will have a policy that there will be no differences in the manner in which it evaluates nominees recommended by stockholders and nominees recommended by the Nominating and Corporate Governance Committee or Company management. Stockholders wishing to suggest director candidates should submit their suggestions in writing to the attention of the Secretary of the Company, providing the candidate’s name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the stockholder’s ownership of Company stock. A stockholder wishing to formally nominate a candidate must do so by following the procedures described in our Bylaws which are available from the Secretary of the Company.

Communications to the Board of Directors

Stockholders and other interested parties may communicate directly with the Company’s independent directors by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094. Stockholders and other interested parties may also communicate with committee chairs by writing to them at the above mailing address, in care of the Secretary. The sender should specify in each communication the applicable addressee or addressees to be contacted. We will initially review communications before forwarding them to the addressee. Our Secretary generally will not forward to the directors a stockholder communication that relates to an improper or irrelevant topic, that requests information about the Company that is generally available (which will instead be forwarded to our Investor Relations Department) or that is unrelated to the stockholder’s ownership of our stock.

Concerns about accounting, internal controls over financial reporting, auditing matters or possible violations of the Company’s Code of Business Conduct are to be reported pursuant to the procedures outlined in our Code of Business Conduct, which is available on our website, http://www.childrensplace.com, under the “Corporate Governance” tab in the section entitled “Investor Relations.”

Director Attendance at Annual Meetings

It is the Company’s policy that all members of the Board should attend the Company’s annual meeting of stockholders, unless extraordinary circumstances prevent a director’s attendance. All directors of the Company attended the 2014 annual meeting of stockholders other than Mr. Reynolds who was not a director of the Company at the time of the 2014 annual meeting.

Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters for each committee are available on our website, http://www.childrensplace.com, under the “Corporate Governance” tab in the section entitled “Investor Relations.” The members of these committees and a summary of the responsibilities of these committees are set forth below.

Committee Membership (* indicates Chair)

Audit Committee(1)	Compensation Committee	Nominating and Corporate Governance Committee
Kenneth Reiss*	Joseph Gromek*	Joseph Alutto*
Joseph Alutto(2)	Susan Patricia Griffith	Susan Patricia Griffith
Stanley W. Reynolds(3)	Norman Matthews	Norman Matthews

(1)	Louis Lipschitz served as a director and Chair of the Company’s Audit Committee until his death on July 25, 2014.

(2)	Following this Annual Meeting, Susan Sobbott, a Class II independent director, will replace Dr. Alutto on the Audit Committee.

(3)	Mr. Reynolds was appointed to the Audit Committee on November 4, 2014.

Audit Committee

The Audit Committee, which is a separately designated standing audit committee established in accordance with Section 3(a)(58) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, monitors the preparation and integrity of our financial statements, our other financial reports and our overall disclosure practices; the soundness of our system of internal financial controls and our compliance with good accounting practices; and the appointment, qualifications, independence and performance of our independent registered public accounting firm. Additionally, the Audit Committee has oversight responsibility for the performance of our internal audit function and compliance with related legal and regulatory requirements. The Board has determined that all members of the Audit Committee are “independent,” as required by the Exchange Act and the listing standards of The Nasdaq Stock Market and meet the “financial sophistication” requirement within the meaning of The Nasdaq Stock Market rules, and has also determined that Messrs. Reiss and Reynolds qualify as “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met 11 times during fiscal 2014. The Audit Committee also met separately on four occasions in executive session with the Company’s independent registered public accounting firm, head of Internal Audit and other members of management. All members of the Audit Committee attended all meetings of the Committee.

Compensation Committee

The Compensation Committee has been charged with the responsibilities of our Board relating to compensation of our executive officers. The Compensation Committee reviews and recommends to the Board our CEO’s compensation, and with the input from senior management, reviews and approves the compensation of our executive officers. The Compensation Committee establishes our management compensation policies and reviews and recommends to the Board the terms of the Company’s incentive compensation plans and programs. The Compensation Committee oversees the implementation of these plans and programs, including the granting of equity awards, to ensure alignment with the Company’s strategy and performance and determines all aspects of the compensation of our executive officers. In addition, the Compensation Committee makes recommendations to the Board regarding the compensation of directors. For more information on the role played by the Compensation Committee in setting the compensation of our executives, see the Compensation Committee’s written charter, a copy of which is available on the Company’s website, http://www.childrensplace.com under the “Corporate Governance” tab in the section entitled “Investor Relations,” and the section of this Proxy Statement captioned “Executive Compensation - Compensation Discussion and Analysis” below. The Compensation Committee met six times during fiscal 2014. All members of the Compensation Committee attended all meetings of the Committee.

All members of the Compensation Committee are independent under the Company’s standards. In arriving at this conclusion, the Board considered, among other factors, the listing rules of the

Nasdaq Stock Market, the fact that the Company does not pay any compensatory consideration to Compensation Committee members other than fees in their capacities as directors and committee members, and that Compensation Committee members are not affiliated with the Company or members of its management in any way other than membership on the Compensation Committee. The Board also determined that such directors are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, “outside directors” within the meaning of regulations promulgated under Section 162(m) of the IRC and “independent” within the meaning of all other SEC rules and regulations applicable to members of the Compensation Committee.

The Compensation Committee has the authority to retain the services of compensation consultants to provide it with recommendations and advice on the appropriateness of the Company’s compensation of the CEO, other executive officers and directors. The Compensation Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise it with respect to such matters, the design and implementation of executive compensation plans and programs, and such other matters as the Compensation Committee may direct. At the Compensation Committee’s request, Semler Brossy also provides the Compensation Committee with benchmarking data concerning the compensation paid to officers and directors by companies in the Company’s Peer Group and the retail industry. Semler Brossy works directly with the Compensation Committee and its Chair, and meets with the Committee in executive session. Semler Brossy does not provide any services to the Company. The Compensation Committee has determined that Semler Brossy is independent and does not have any conflict of interest in its dealings with the Compensation Committee (or the Company). The Compensation Committee made this determination, in part, by reviewing and considering the factors set out by the applicable SEC rules and regulations covering independence, conflicts of interest and compensation advisors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer of the Company, none was an employee of the Company during fiscal 2014, and none had any relationship with the Company or any of its subsidiaries during fiscal 2014 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee recommends nominees for the Board and develops and implements formal Board self-evaluation procedures. It also makes recommendations to the Board regarding Board and committee structure and corporate governance. In the event of an uncontested election, the Nominating and Corporate Governance Committee also must assess the appropriateness of accepting the resignation of a nominee of the Board for election as a director who is in office as a director and does not receive a majority of the votes cast by the stockholders in respect of his or her election. All members of the Nominating and Corporate Governance Committee are independent directors. The Nominating and Corporate Committee met three times during fiscal 2014. All members of the Nominating and Corporate Governance Committee attended all meetings of the Committee.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has authority to appoint, discharge and replace our independent registered public accounting firm, and is directly responsible for the oversight of the scope of its audit work and the determination of its compensation.

As stated in the Audit Committee’s written charter, a copy of which is available on the Company’s website, http://www.childrensplace.com, under the “Corporate Governance” tab in the section entitled “Investor Relations,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of our management to establish and maintain a system of internal control over financial reporting and to prepare financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to our financial statements or any expert or professional certification as to the work of our independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee has, among other things, reviewed and discussed with management our audited consolidated financial statements for fiscal 2014, met and held discussions with management and with our independent registered public accounting firm and the head of our internal audit function (both with and without management present) regarding the fair and complete presentation of our financial results and discussed the significant accounting policies applied in our financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of our internal audit function and our independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of our internal control over financial reporting and our independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited consolidated financial statements for fiscal 2014 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the members of the Audit Committee: Kenneth Reiss (Chair), Joseph Alutto and Stanley Reynolds.

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of March 24, 2015:

Name	Age	Position

Jane Elfers	54	Chief Executive Officer and President, Director

Michael Scarpa	59	Chief Operating Officer

Anurup Pruthi	46	Senior Vice President, Chief Financial Officer

Bradley Cost	61	Senior Vice President, General Counsel, and Secretary

Kevin Low	43	Senior Vice President, Store Operations

Lawrence McClure	66	Senior Vice President, Human Resources

Gregory Poole	53	Senior Vice President, Global Sourcing

The biography of Ms. Elfers is set forth above under the heading “Governance of the Company—Continuing Directors.”

Michael Scarpa joined the Company in November 2012. Mr. Scarpa has more than 30 years of financial and operational management experience. Most recently, he was Chief Operating Officer and Chief Financial Officer of The Talbots, Inc. with responsibility for finance, treasury, planning and allocation, supply chain, information technology and corporate strategy. Previously, Mr. Scarpa spent 25 years with Liz Claiborne, Inc. where he held positions of increasing responsibility, culminating in his appointment as Chief Operating Officer. He began his career in financial positions with Maidenform, Inc. and Krementz and Company. Mr. Scarpa earned his BS and MBA degrees from Rutgers University, and is a CPA.

Anurup Pruthi joined the Company in December 2014. Mr. Pruthi has more than 23 years of global financial and operational management experience. Most recently, he was the Chief Financial Officer of the largest retailer in India, Reliance Retail Limited in Mumbai, India, where he was responsible for the financial management of a $2.5 billion retail business. Prior to that position, Mr. Pruthi served as the Chief Executive Officer for a Future Group business consulting and services company, in Mumbai, India, Chief Financial Officer of Global Merchandising and Supply Chain at Burberry PLC, based in London, England, Chief Operating Officer and Chief Financial Officer for Mexx Europe Holding, a subsidiary of Liz Claiborne, Inc., and Group Finance Director for Liz Claiborne, Inc. Mr. Pruthi holds a Master’s Degree in Finance and a BS in Finance from Bentley College.

Bradley Cost joined the Company in December 2010. Prior to joining us, Mr. Cost had been a partner with Bachelder Law LLP since September 2006, where he specialized in corporate governance, securities and senior executive compensation matters. Prior to that, Mr. Cost was a partner in law firms in private practice in New York City for over 20 years representing numerous public and private companies in securities, mergers & acquisitions and corporate matters. He earned his undergraduate degree from Georgetown University, and law and graduate business degrees from Northwestern University.

Kevin Low joined the Company in September 2011. Mr. Low has more than 20 years of retail field operations experience. Prior to joining us, Mr. Low spent 15 years with GAP, Inc. culminating in his appointment as Vice President of U.S. stores where he was responsible for in-store operations for seven U.S. regions. During his tenure at GAP, Inc., Mr. Low held positions of increasing responsibility as a manager of stores, District Manager, Regional Manager and Zone Vice President.

Lawrence McClure joined the Company in March 2010. Prior to joining us, Mr. McClure served as Senior Vice President of Human Resources at Liz Claiborne Inc. for over eight years where he helped establish a global human resources presence within a diverse set of brands. Prior to that, he held senior human resources leadership roles with The Dexter Corporation, Aetna, and United Technologies. Mr. McClure has a BA and MA from Trinity College.

Gregory Poole joined the Company in September 2012. Mr. Poole has more than 25 years of global sourcing and supply chain leadership experience. Most recently, he spent four years with The Talbots, Inc. where he served as Executive Vice President, Chief Supply Chain Officer, and was responsible for product development, global sourcing, global logistics, distribution, quality assurances, social compliance and technical design, and prior to that, Ann Taylor Stores, where he served as Senior Vice President, Chief Procurement Officer. Mr. Poole spent over 12 years with Gap Inc., where he held several senior level sourcing positions, culminating in his role as Senior Vice President, Sourcing & Vendor Development. Prior to Gap Inc., Mr. Poole served in sourcing and manufacturing roles of increasing responsibility for Esprit de Corp., The North Face, Inc., American Marketing Works, Inc., and Body Glove, Inc. He has a degree in Engineering from the Auckland Technical Institute, New Zealand.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis describes our executive compensation programs and policies applicable to our named executive officers, or NEO’s:

•	Jane Elfers, President and Chief Executive Officer

•	Michael Scarpa, Chief Operating Officer (and Chief Financial Officer until December 1, 2014)

•	Anurup Pruthi, Chief Financial Officer

•	Natalie Levy (Ms. Levy left the Company on January 30, 2015)

•	Gregory Poole, Senior Vice President, Global Sourcing

•	Brian Ferguson, Senior Vice President, Merchandising

EXECUTIVE SUMMARY

2014 Say-On-Pay Vote and Stockholder Outreach Activities

We recognize and acknowledge the need to achieve strong stockholder support for our executive compensation and corporate governance practices.

At our 2014 Annual Meeting, stockholders holding approximately 62% of our shares of common stock voted for the Company’s “say-on-pay” resolution. Following that vote and continuing into early 2015, the Chair of our Compensation Committee, working closely with our independent compensation consultant, Semler Brossy, engaged in the stockholder outreach activities described below.

Our Compensation Committee Chair contacted institutional stockholders holding over 70% of our common stock. This resulted in meetings or conversations among the Chair of our Compensation Committee, representatives from Semler Brossy, and stockholders holding almost 40% of our common stock. Other stockholders who did not participate in the meetings or conversations responded to our Compensation Committee Chair’s outreach by indicating that they did not need to have a conversation given the discussions they had with the Chair during earlier outreach activities. In conducting these outreach efforts, the Chair of our Compensation Committee was also mindful of the views expressed by the major proxy advisory firms that the Chair of our Compensation Committee also spoke with during his outreach.

During these outreach sessions, we discussed the many changes to our executive compensation program and corporate governance practices that we have made in response to our stockholder outreach efforts over the past three years, and discussed matters of current interest to our stockholders. These changes now include:

•

Redesign of our long-term incentive plan (LTIP) to institute the use of performance metrics (adjusted earnings per share, or EPS, and a TSR modifier) for performance-based equity awards made to all members of management, including our CEO and other NEOs, which differ from the metric (adjusted operating income) used for our annual bonus plan.

•	Redesign of our LTIP to use a three-year cliff vesting performance period for performance-based equity awards made to all members of management, including our CEO and other NEOs.

•	Elimination of single trigger equity vesting on a going forward basis upon a change in control.

•	Elimination of all excise tax and other tax gross-ups, other than in connection with standard relocation expenses.

•	Enhanced stock ownership guidelines for our CEO and our other senior executives.

•	Provide for the “clawback” of incentive compensation.

•	Prohibit hedging activities involving our common stock.

•	Provide for an annual peer group review.

•	Declassification of our Board of Directors.

The Compensation Committee believes that its recent stockholder outreach activities, coupled with like activities in prior years, have lead to clear understanding by our Compensation Committee of our stockholders’ views concerning the Company’s executive compensation, corporate governance and related practices, and have resulted in substantial changes in these programs and practices.

Key Compensation Issues Identified by Our Stockholders in 2014

➢	CEO historical compensation levels were high relative to the Company’s Total Stockholder Return (TSR) performance.

➢	CEO performance-based LTIP equity award terms should be aligned with those applicable to other members of management.

➢	Single trigger equity vesting on a change in control.

The Compensation Committee Addressed the Key Issues Identified by Our Stockholders in 2014, Having Addressed Other Issues in Prior Years

CEO COMPENSATION

➢	Absolute level of compensation—CEO compensation in fiscal 2014 remained at a level comparable to fiscal 2013, reflecting significant decreases from fiscal 2012 and 2011:

•	Fiscal 2014 CEO total compensation reflects a 57% reduction compared to fiscal 2012, including a 67% reduction in total equity opportunity, at target.

(1)	See “Summary Compensation Table” for a breakdown of total compensation.

➢	Relative level of compensation—CEO compensation in fiscal 2014 was in-line with our Peer Group’s CEOs and our other NEOs:

Fiscal Year	CEO’s 2014 total compensation compared to 2013 median target CEO total compensation of Peer Group[1]

2014	1.01x (52nd percentile)

(1)	See “Peer Group” below.

Fiscal Year	CEO’s total compensation compared to the average total compensation of our other NEOs[1]	CEO’s total compensation compared to the next highest NEO total compensation

2014	2.83x	1.80x

(1)	Other than Anurup Pruthi who joined as our CFO in December 2014.

➢	Type of compensation—CEO compensation in fiscal 2014 (and 2013) was predominantly performance-based as the Company continues through a critical period of implementing its strategic initiatives:

•	84% of CEO total compensation was performance-based in fiscal 2014 and 82% was performance-based in fiscal 2013 (a significant increase from 36% in fiscal 2012).

•	100% of CEO equity opportunity was performance-based in fiscal 2014 and 2013 (a significant increase from one-third in fiscal 2012).

•

No time-vesting equity was awarded to our CEO in fiscal 2013, 2014 or 2015. The Compensation Committee considered a mix of time-based and performance-based equity awards for our CEO’s fiscal 2015 grant, but determined to continue with an award which was all performance-based for at least one more year because the Compensation Committee believes it is important to continue to drive and reward performance as the Company continues to implement its strategic initiatives instituted by our CEO.

(1)	Fiscal 2012 only.

➢	Alignment of compensation and performance—CEO compensation in fiscal 2014 was aligned with our TSR performance:

•	Our stock price increased 13.8% in fiscal 2014 and has increased 88.5% over the past five fiscal years:

•	In 2014, our one-year TSR was in the 80th percentile of our Peer Group, an increase of 32 percentile points over fiscal 2013, and our two-year TSR was in the 61st percentile of our Peer Group, an increase of 46 percentile points over fiscal 2013. We believe that the significant improvement in TSR over the past two years is attributable in large part to the traction we are experiencing as we implement our strategic initiatives, including channel expansion, fleet optimization, digital growth, and business transformation through technology.

(1)	Total Shareholder Return (TSR) is the price per share of our common stock plus cumulative dividends per share for the applicable period. See “Peer Group” below.

CEO’S PERFORMANCE-BASED EQUITY AWARD IN FISCAL 2015 USES THE SAME PERFORMANCE METRICS (INCLUDING A TSR MODIFIER) AND THE SAME 3-YEAR CLIFF PERFORMANCE PERIOD AS OTHER MEMBERS OF MANAGEMENT

➢

Our CEO’s fiscal 2015 PRSU performance metrics (adjusted earnings per share and a relative TSR modifier) are the same as applicable to other members of management and are different from the metric used under our annual bonus plan (adjusted operating income).

➢	Our CEO’s fiscal 2015 PRSUs use the same three-year cliff performance period as the PRSUs of other members of management.

ELIMINATED “SINGLE TRIGGER” EQUITY VESTING ON A GOING FORWARD BASIS UPON A CHANGE IN CONTROL FOR ALL MEMBERS OF MANAGEMENT, INCLUDING OUR CEO.

➢	Equity awards granted in 2015 to all members of management, including our CEO and the other NEOs, vest only upon both the occurrence of a change in control and an involuntary employment termination (“double trigger”).

Fiscal 2014 Performance—Measured by Creation of Stockholder Value, Financial Results, Maintenance of Market Share, and Progress on Strategic Initiatives

In fiscal 2014, we created significant stockholder value, achieved solid financial results, maintained market share, significantly advanced our strategic initiatives and strengthened our management team, all in the face of an intensely competitive and changing retail environment and difficult economic factors that continued to adversely affect our target customer. We successfully managed in this difficult environment by a strong focus on our strategic initiatives and on design and merchandising activities that resulted in trend-right product assortments that resonated with our customers, diligent expense control and disciplined inventory management.

Our fiscal 2014 performance should be viewed in light of the state of specialty apparel retail resulting from the intensely competitive and changing retail environment in which we operated in fiscal 2014. Fiscal 2014 saw nine U.S. specialty apparel retailers file for Chapter 11 bankruptcy protection, with four such filings in the fourth fiscal quarter of 2014 alone. In addition, there were a large number of specialty apparel retailers who could only be described as “struggling”, experiencing significant declines in comparable retail sales, earnings per share and stock price. Further, in fiscal 2014, Target announced that it was terminating its Canadian operations and shuttering all of its 133 retail stores in Canada. Finally, significant changes in the CEO suite of U.S. retailers occurred in fiscal 2014, with 25 companies with revenues of $1 billion or more announcing CEO transitions, including some of the most well-known retailers in the United States. CEO turnover was not limited to 2014. According to a nationally recognized executive search firm, CEO turnover occurred at 47% of public retail companies with revenues of $1 billion or more during 2011-2014.

Creation of Stockholder Value

Our stock price has performed well over the past five years, increasing 88.5% over that period, including a 13.8% increase in fiscal 2014. Our TSR was in the 80th percentile of our Peer Group in fiscal 2014.

In addition to our stock repurchase program in fiscal 2014, which is continuing in fiscal 2015 with the announcement of a new $100 million program, we commenced the payment of quarterly cash dividends in fiscal 2014 and increased our dividend in the first fiscal quarter of 2015 by over 13%.

Achievement of Financial Results

➢	Recorded positive comparable retail sales for fiscal 2014 compared to fiscal 2013.

➢

Grew e-commerce sales by approximately 14% in fiscal 2014, at an 18.5% five-year compound annual growth rate (CAGR), adding to the 35 consecutive fiscal quarters of double digit growth in e-commerce sales.

➢	Generated cash from operations of over $160 million and ended the fiscal year with no debt on the balance sheet, permitting the Company to return excess capital to our stockholders:

•

Repurchased approximately $75 million of shares of our common stock in fiscal 2014, resulting in the Company’s purchase of over $410 million of our common stock during the past five fiscal years and $481 million since we began our capital return program in 2009.

•	Initiated the payment of quarterly cash dividends, totaling over $11 million in fiscal 2014 and increased our dividend payment in the first fiscal quarter of 2015 by over 13%.

Maintained Market Share

➢	Maintained market share over the past six years despite a declining birth rate in the United States and a significant increase in store count by competitors:

Year	Birth Rate (in millions)(1)	Competitive Specialty Store Count(2)	TCP Market Share (%)(3)

2009	4.13	2,290	4.1

2010	3.89	2,443	5.9

2011	3.95	2,592	5.8

2012	3.95	2,818	5.8

2013	3.96	3,014	5.8

2014	3.98	3,187	5.8	(4)

(1)	Birth rate data from the U.S. Fertility Forecast published by Demographic Intelligence.

(2)

Consists of Carter’s, Osh Kosh, Justice, Gymboree, Janie & Jack, Crazy8, and PS by Aeropostale stores. Does not include stores opened by Target, Old Navy, Kohl’s and Walmart during the period. Data is derived from Annual Reports on Form 10-K filed with the SEC.

(3)	Market share data from NPD Group. 2009-2010 measured children ages 0-14. 2011-2014 measured children ages 0-10.

(4)	Estimated.

Progress on Strategic Initiatives

The Company’s strategic vision, which was set by our CEO when she arrived at The Children’s Place, is to effect a company-wide, multi-year transformation from a low-growth, North American store-based specialty children’s apparel retailer to a premier global, omni-channel children’s apparel brand.

Significant progress was made in fiscal 2014 toward the Company’s goals through strong execution on our four key strategic and operational initiatives:

•	Product focus

•	Global growth through channel expansion

•	Business transformation through technology

•	Optimization of our store fleet

Product Focus

Product is and will always be our number one focus. Our goal is to provide the highest quality, trend right, and competitively priced product for all channels of global distribution.

In fiscal 2014, we successfully deployed new merchandising and buying strategies, resulting in the more frequent delivery of assortments of updated fashion, and an increase in our offerings of wear-now, seasonally appropriate apparel, accessories, and footwear. Our customer has responded very positively to these improved and more frequent fashion and wear-now offerings, resulting in stronger sales, as well as significantly lower levels of carryover inventory. Our continued focus and investments in basic and seasonal basic categories of merchandise also yielded strong results, specifically in denim, woven bottoms, and graphics. Additionally, the expansion of our character license apparel and accessory assortments successfully generated incremental sales and margin, fueled by strategic collaborations with licensors and Company exclusive events.

Global Growth Through Channel Expansion

➢

E-commerce Growth: E-commerce is at the center of our omni-channel initiatives. We believe we have significant opportunity to leverage this channel to not only drive e-commerce sales, but to enhance our sales and profitability in our store fleet, as well as to enhance our brand recognition throughout the world.

•	E-commerce sales increased over 14% fiscal year-over-fiscal year, and have grown at an 18.5% compound annual growth rate (CAGR) over the past five years.

•	We ship our e-commerce orders to over 100 countries worldwide.

➢	International Expansion: Launched in 2012, we expanded our international franchise operations in 2014.

•	Added two international franchise partners in Latin America and in India, bringing the total number of international franchise partners to five.

•	Successfully opened the first The Children’s Place stores in Israel and Panama.

•	72 stores open at fiscal 2014 year-end in nine countries outside of the U.S. and Canada, with an additional 30 stores planned in fiscal 2015.

•	Discussions are underway with potential partners in a number of countries.

➢	Wholesale Business:

•	Fiscal 2014 sales have increased more than 375% since the start-up year of fiscal 2012.

•	Added five new wholesale customers, bringing the total to eight customers for our wholesale business at fiscal year-end.

Business Transformation Through Technology

2014 marked the third year of our five-year company-wide technology and systems transformation designed to operate, track and support our global operations and omni-channel and other initiatives. This initiative will fundamentally transform our interactions with our customers, and our inventory management, planning, allocation, global sourcing and logistics and distribution functions. Milestones achieved include:

➢	Launch of the core merchandising and pricing modules for our enterprise resource planning (ERP) system.

➢	Successful implementation of a global sourcing portal.

➢	Implemented an inventory assortment planning tool and began implementation of an inventory allocation and replenishment tool.

➢	Implemented upgrades to our e-commerce website and mobile site permitting advanced functionality and capabilities on our U.S. and Canadian websites.

➢	Enhancement of customer relationship management (CRM) capabilities with a focus on customer segmentation to enhance acquisition and retention strategies.

Optimization of Our Store Fleet

The dynamics of retail are rapidly evolving, so we continually evaluate each channel within our portfolio. In fiscal 2014, we continued to optimize our store fleet following a detailed review of each of our over 1,100 doors in our North American store channel. As a result we:

➢

Identified profitability enhancement opportunities resulting in the planned closure of approximately 200 underperforming stores through fiscal 2017, including the 41 stores closed in fiscal 2013 and the 35 stores closed in fiscal 2014.

➢	Identified market opportunities resulting in 25 store openings in fiscal 2014.

Enhancement of Executive Talent

Overlaying all of our business activities is executive talent. We have assembled what we believe to be a best in industry-class management team, with each member bringing deep experience to their respective positions. In fiscal 2014, we further strengthened our executive team by:

➢	Key appointments in the areas of Design, Merchandising and Finance.

Effective Corporate Governance Reinforces Our Compensation Plans and Policies

We regularly review our corporate governance to ensure our approach reflects “best practices” and input from our stockholders. We have made a number of enhancements over the last two to three years. Highlights of our governance features include:

WHAT WE DO

✓

Pay for performance—A significant percentage of our management’s total compensation is “ at risk”, connected to actual performance. In fiscal 2014, 84% of our CEO’s total compensation was performance-based.

✓

Link incentive compensation to key drivers of stockholder value—Our Compensation Committee believes that operating income and EPS are directly related to the creation of stockholder value. Use of a relative TSR modifier in the long-term incentive plan further bolsters the link between pay and performance relative to our peers.

✓

Require meaningful stock ownership—Maintain stock ownership guidelines for our CEO at 5x annual base salary, for our other senior executives, including our other NEO’s, at 3x annual base salary, and for our independent directors at 3x annual cash Board retainer fees.

✓

Provide for the “ clawback” of incentive compensation—Both our annual bonus plan and long-term incentive plan provide for the recovery of incentive compensation in the event of certain occurrences, including the restatement of financial statements.

✓	Offer limited perquisites—We provide modest perquisites to our executives, including our CEO and our other NEOs.

✓

Mitigate undue risk—We have caps on potential bonus payments and on the number of performance shares which may be earned, a “ clawback” policy on incentive compensation, and active oversight and risk management systems, including related to compensation risk.

✓

Engage an independent compensation consulting firm—The Compensation Committee retains Semler Brossy as its compensation consultant to provide independent, third-party advice on executive compensation, including advice on the design of our executive compensation program for fiscal 2014. Semler Brossy does not provide any other services to the Company.

✓	Conduct an annual peer group review—The Compensation Committee, with the advice of its independent compensation consultant, reviews and reconstitutes, as necessary, our Peer Group on an annual basis.

✓	Conduct annual director self-evaluations—Evaluations and scoring of the performance and effectiveness of the full Board, Committees and individual directors.

WHAT WE DO NOT DO

X	Have a classified Board of Directors.

X	Combine the roles of Chief Executive Officer and Chairman of the Board.

X	Provide for single trigger equity vesting on a going forward basis upon a change in control.

X	Gross up “ golden parachute” excise taxes upon a change in control.

X	Gross up taxes on perquisites or benefits, except standard relocation expenses.

X	Permit hedging or pledging of our common stock.

X	Provide special or supplemental retirement benefits to any executive.

X	Allow repricing of equity awards without stockholder approval.

PEER GROUP

The Company uses comparative executive compensation data from a group of other leading specialty retail companies within a range of approximately 0.5x to 2.0x of our annual revenue. These companies are used as a point of reference in designing our compensation programs and in setting compensation levels. This group of companies is referred to in this Compensation Discussion and Analysis as our “Peer Group.” We do not use this data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

We acknowledge the need for performance comparisons to companies which share with us an industry commonality and similar specialty retail characteristics. However, as the only publicly traded, “pure-play” children’s specialty apparel retailer, it is difficult to create a true “peer” group of companies for purposes of performance comparisons. On the one hand, our real competitors, as measured by market share data compiled by the NPD Group, are Target, Old Navy, Kohl’s and JCPenney who have large children’s businesses within their broader offerings. These broad-based retailers are much larger than we are and, as such, are not appropriate comparators. On the other hand, with the exception of Carter’s, the similar-sized specialty apparel retailers in our Peer Group either sell to teens and adults exclusively or, in only two cases, have a children’s business which makes up only a small percentage of their total sales. Our Peer Group’s broader range of customers insulates them to a much greater degree from the factors that most impact our business, e.g., weather patterns, a six-year pattern of declining birth rates in the United States, and the profile of our value conscious, lower to middle income target customer who buys based on need, not on fashion, trend or impulse, as is the case with the target customer of a large majority of our Peer Group.

In fiscal 2014, the Compensation Committee, with the assistance of its independent compensation consultants, reviewed our then existing Peer Group and substituted Men’s Wearhouse for Jos. A. Bank given the merger involving these companies. Following this process, the Compensation Committee approved the following 14 companies as our Peer Group:

Aeropostale	DSW

American Eagle Outfitters	Express

ANN	Finish Line

Ascena Retail Group	Kate Spade & Company

Buckle	G-III Apparel Group

Carter’s	Men’s Wearhouse

Chico’s FAS	Stage Stores

COMPENSATION PROGRAM OBJECTIVES

Our Board of Directors and Compensation Committee are committed to employing the best corporate governance practices and identifying and addressing concerns raised by our stockholders, in both cases, on a long-term basis. In doing so, our Board and Compensation Committee seek to align our managements’ interests with those of our stockholders by:

➢

Performance-based. Ensuring that a substantial portion of our managements’ compensation is performance-based (for example, our CEO’s performance-based compensation constituted 84% of her total compensation package in fiscal 2014 (82% in fiscal 2013)).

➢

Drive stockholder value. Linking performance-based compensation to measures which the Compensation Committee believes drives stockholder value, such as operating income, earnings per share growth and, in the case of long-term incentive compensation, providing for an adjustment (up or down) based on our TSR relative to that of our Peer Group.

➢	Reward operational performance. Providing for the reward of operational performance (not financial engineering):

•	For example, even though we subject our long-term, performance-based equity awards to EPS performance goals, the EPS targets are set by taking into account the Company’s publicly announced stock buyback program. We set the goals after giving effect to planned repurchases, thereby mitigating the ability to achieve the goals by simply repurchasing stock.

➢	Motivate and retain management. Structuring compensation programs to motivate and retain high caliber talent at an industry-best level who will drive profitability growth and increase stockholder value:

•

We motivate our executive officers by delivering an appropriate mix of fixed and performance-based compensation, and, with respect to performance-based compensation, by selecting objective financial measurements that management can affect the achievement of by a superior effort, but which are viewed by management as achievable with that effort.

•

With respect to retention, our CEO’s performance-based equity award in fiscal 2014 was earned, but will not be delivered until April 2017, and is forfeitable should she voluntarily terminate her employment for other than Good Reason prior to that delivery date. Also, our other NEOs have time-based equity awards, generally vesting over a three-year period. Lastly, starting in fiscal 2015 for our CEO and in fiscal 2014 for the other members of our management, our PRSUs use a three-year cliff performance period.

In setting the level of executive compensation, our Compensation Committee annually reviews compensation levels of management at companies in our Peer Group with its independent compensation consultant with a view to monitoring managements’, including our NEOs’, level of compensation compared to that of our peer group of companies. Additionally, the Compensation Committee ensures that the level of NEO target compensation takes into account the progress being made on the Company’s strategic growth initiatives of channel expansion, e-commerce growth, optimization of our store fleet and the creation of a seamless retail environment by means of business transformation through technology.

ELEMENTS OF COMPENSATION PROGRAM

Our executive compensation program consists of four basic elements:

†	Base salary;

†	Annual performance-based bonus opportunity;

†	Long-term equity awards (time and performance-based); and

†	Employee benefits and perquisites.

(1)	All equity is performance-based.

(2)	Other than Anurup Pruthi who joined as CFO in December 2014.

Base Salary

Purpose. Provide a reasonable, competitive level of fixed compensation based on responsibilities, skills and experience.

The base salaries of our NEOs are, on average, at approximately the median of our Peer Group. We believe that setting salaries in the median range mitigates the incentive that might otherwise exist for an executive to support short-term focused or higher-risk business strategies if fixed compensation was set below the median.

For fiscal 2014, the annual salaries of our executives increased in keeping with market trends surveyed by our Compensation Committee’s independent compensation consultant.

Annual Incentives—Cash Bonuses

Purpose. Reward performance over a one-year period against a pre-established financial performance measure set by the Compensation Committee. As in the past, this measure was adjusted operating income for fiscal 2014. The Compensation Committee believes that operating income is an important driver of TSR, and accordingly, is an appropriate measure of performance for purposes of our annual bonus plan.

Our executives, including the NEOs, are each assigned a bonus target by the Compensation Committee expressed as a percentage of base salary (for our senior management, ranging from 50% of base salary to 120% of base salary in the case of our CEO). For fiscal 2014, these formula-driven cash payouts ranged from zero, if performance fell below an adjusted operating income threshold, to 100% of bonus opportunity if the adjusted operating income target was met, up to a maximum of two times the target bonus opportunity. Based on market trends surveyed by our Compensation Committee’s independent compensation consultant and reviewed with the Compensation Committee on an annual basis, we believe that our management’s bonus opportunities as a percentage of base salaries are in-line with those of our Peer Group.

As a result of the Company’s adjusted operating income for fiscal 2014 of approximately $99.1 million, our NEOs received an incentive cash bonus for fiscal 2014 at 113% of their respective target bonus opportunities.

2014 Incentive Compensation Targets. Set forth below are the adjusted operating income targets which were applicable under our annual bonus plan in fiscal 2014:

Measure of Performance	Threshold	Target	Maximum

Adjusted Operating Income (millions)	$81.1	$95.3	$115.0

In setting performance targets for fiscal 2014, the Compensation Committee took into account what it viewed as the fundamentals facing the Company. The Compensation Committee took close note of the state of specialty apparel retail in the United States and Canada as the Company entered 2014: an intensely competitive, highly promotional, “over-stored” environment. In addition to this macro-view, in setting fiscal 2014 performance goals, the Compensation Committee factored in the significant expenses planned by the Company to give effect to our strategic growth initiatives, particularly our information technology and systems transformation. Faced with this specialty apparel retail landscape and with the Company-specific considerations, the Compensation Committee set fiscal 2014 incentive compensation targets at levels below those set in the prior fiscal year, but at levels that it nonetheless believed required an outstanding management commitment and effort to achieve the objectives.

The Compensation Committee set fiscal 2014 performance goals with the intention, as the Company’s strategic growth initiatives continue to gain more traction, to return to the setting of adjusted operating income goals which increase over the prior year. The Compensation Committee did in fact set the adjusted operating income goal for fiscal 2015 at a level that exceeded those set for fiscal 2013 and 2014.

To determine what performance was achieved for purposes of our annual bonus plan, the adjusted operating income goals set by the Compensation Committee are compared to the actual operating income set forth in the Company’s audited 2014 consolidated statement of operations, adjusted to exclude the effects of any change in accounting principles and any one-time or unusual items eliminated and disclosed by the Company on a quarterly basis in its earnings press releases.

Long-Term Incentives—Equity Awards

Purpose. Performance-based equity awards reward contribution to our performance and long-term growth, and align interests with those of our stockholders. Time-based equity awards encourage retention and motivation.

During fiscal 2014, we granted time and performance-based awards to eligible associates under our 2011 Plan. These awards consisted of time vested restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”). TRSUs and PRSUs are settled in shares of common stock. We typically award these equity awards once a year in the first quarter of our fiscal year, although these equity awards are also awarded as part of certain new employment sign-on awards and in connection with promotions. At January 31, 2015 (the end of our 2014 fiscal year), there were 904,283 shares available for grant under our 2011 Plan.

Time Vested Stock Awards. TRSUs are subject to annual vesting, generally in three equal annual installments beginning on the first anniversary of the date of the award. The recipient must be employed by the Company on the vesting dates in order to receive vested shares. The three-year vesting period underscores the long-term focus of this award program.

Fiscal 2014. During fiscal 2014, TRSU awards were made to our NEOs, other than our CEO, as part of our annual long-term incentive award grants to eligible employees. Ms. Elfers did not receive any TRSU awards for fiscal 2014.

Performance-Based Stock Awards. Our PRSUs tie payouts directly to pre-established performance measures over time which the Compensation Committee believes drive stockholder value.

Fiscal 2014. As a result of the Company’s adjusted operating income for fiscal 2014 of approximately $99.1 million, our CEO earned PRSUs at 113% of her target opportunity (which shares are to be delivered in April 2017 in accordance with the terms of her award agreement). Our CEO’s PRSU award for fiscal 2015 contains the same terms applicable to the other members of our management described below under “LTIP Design”.

LTIP Design. To address issues concerning our long-term incentive plan design identified during our stockholder outreach in 2013, as well as the views expressed by proxy advisory firms, our Compensation Committee adopted a new LTIP design during 2014. The new design was applicable to members of management, other than our CEO, in fiscal 2014 and is applicable to all members of management, including our CEO, in fiscal 2015. The design is summarized below.

†	Performance metrics for PRSUs include a TSR modifier and are different from the performance metric for the annual bonus plan.

†	Uses a three-year cliff performance period for PRSUs.

Performance Metrics. The performance metrics for PRSUs are adjusted EPS and a relative TSR modifier. The three-year adjusted EPS target is first compared to actual adjusted EPS for the three-year performance period. Then, our three-year TSR relative to the three-year TSRs of our Peer Group will be used to modify, up, down or not at all, the number of PRSUs earned by participants. This is illustrated below:

Company Three-Year TSR Ranking Compared to Peer Group[1]	A Participant will Receive the Following Percentage of PRSUs Otherwise Earned Based on the Adjusted EPS Achieved

13th– 15th	50%

10th– 12th	75%

7th– 9th	100%

4th– 6th	125%

1st– 3rd	150%

(1)	The Company’s Peer Group consists of 14 companies. See “Peer Group” above. This column sets forth the Company’s three-year TSR ranking in that group of companies.

The adjusted EPS measure was selected to create a strong focus on our overall profit goal and the underlying drivers of revenue growth and cost control. Through the relative TSR metric, the Compensation Committee intends to gauge performance against that of our Peer Group and to further align our executives’ interests with those of our stockholders. In the event achievement of adjusted EPS targets does not result in an increase in relative stockholder value, the TSR modifier will appropriately reduce incentive compensation. So too, should EPS performance lead to improved TSR, the modifier will reward that performance.

Employee Benefits and Perquisites

The Company provides its management (including the NEOs) with the same employee benefits other employees receive, including health and life insurance coverage. In addition, they receive an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase group long-term disability coverage and supplemental disability coverage, and certain modest perquisites, which include matching contributions under the Company’s 401(k) plan. In the case of our CEO, prerequisites were agreed to as a result of the arms-length negotiation of her employment agreement and were determined by the Compensation Committee to be important for retaining an executive of her talent. Any personal income taxes due as a result of these perquisites are the responsibility of the NEOs—we do not provide tax gross-ups to our executives, including the NEOs (other than in connection with certain standard relocation expenses).

The Company uses severance guidelines. These guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of our executives (other than our CEO) participate under the same severance guidelines that are applied to other employees. Our CEO’s severance arrangements are as provided in her employment agreement, which is described below under “CEO Employment Agreement”.

OTHER COMPENSATION CONSIDERATONS

Taxation

We endeavor to pay compensation to the NEOs that is tax deductible to the Company under Section 162(m) of the IRC, however, we may forgo any or all of the tax deduction if we believe it to be in our best interests and that of our stockholders. The Company believes that all annual bonuses and performance-based equity awards granted to NEOs qualify as performance-based compensation under Section 162(m), and that time-vested long-term incentives granted to them do not.

Section 409A of the IRC, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to executives.

The Compensation Committee takes into account the potential implications of Sections 280G and 4999 of the IRC in determining potential payments to be made to executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G and may be subject to the excise tax under Section 4999.

No “golden parachute” tax gross-ups. The Company does not provide tax gross-ups for any “golden parachute” excise tax payable under Section 4999 of the IRC. Rather, upon a termination of employment in connection with a change in control that gives rise to the payment of severance, the NEOs and other executives party to the Company’s change in control severance agreements (and Ms. Elfers pursuant to her employment agreement) will receive the greater of (i) the largest portion of the payment that is not subject to a “golden parachute” excise tax under Section 4999 of the IRC or (ii) the full amount of the payment if the net-after-excise tax amount retained by the executive would exceed the amount in clause (i).

Other

See “Change in Control Agreements” and “CEO Employment Agreement” below for a description of change in control arrangements applicable to our NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2014 and in this Proxy Statement.

The foregoing Compensation Committee report has been submitted by the members of the Compensation Committee: Joseph Gromek (Chair), Susan Patricia Griffith and Norman Matthews.

Summary Compensation Table

The following table shows the compensation of the Company’s President and Chief Executive Officer (our principal executive officer), the persons serving in the position of Chief Financial Officer (our principal financial officer) during fiscal 2014, and the three other most highly compensated executive officers for fiscal 2014 and, to the extent any of these officers was an NEO in the prior years, for fiscal 2012 and fiscal 2013.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total

Jane Elfers	2014	$1,100,000	$—		$4,740,306	$1,491,600		$116,817	(4)	$7,448,723
President and Chief	2013	1,100,000	—		4,222,130	1,399,200		114,642	(5)	6,835,972
Executive Officer	2012	1,080,769	—		14,767,986	1,227,600		136,547	(6)	17,212,902

Michael Scarpa	2014	$768,269	$—		$2,473,000	$875,750		$11,244	(8)	$4,128,263
Chief Operating Officer(7)	2013	723,077	—		1,823,260	795,000		157,149	(9)	3,498,486
	2012	97,500	—		1,000,027	—		425	(10)	1,097,952

Anurup Pruthi	2014	$67,308	$—		$281,800	$—	(11)	$82,285	(12)	$431,393
Senior Vice President,
Chief Financial Officer(11)

Natalie Levy	2014	$688,184	$—		$1,483,800	$—	(13)	$20,540	(14)	$2,192,524
Chief Merchandising Officer(13)	2013	650,965	—		2,909,060	556,288		14,059	(15)	4,130,372
	2012	633,346	—		1,525,760	355,446		69,806	(16)	2,584,358

Gregory Poole	2014	$590,981	$—		$989,200	$508,500		$25,003	(18)	$2,113,684
Senior Vice President,	2013	562,058	—		2,594,902	450,765		167,346	(19)	3,775,071
Global Sourcing(17)	2012	179,808	200,000		600,400	330,000		34,475	(20)	1,344,683

Brian Ferguson	2014	$452,308	$150,000	(22)	$1,168,832	$282,500		$114,601	(23)	$2,168,241
Senior Vice President,
Merchandising(21)

Notes to the Summary Compensation Table

(1)	Includes amounts deferred under our Deferred Compensation Plan and 401(k) Plan.

(2)

The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2014, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the closing sales price of one share of our Common Stock on the grant date, were $9,999,989, $3,596,250, $2,157,750, $1,438,500 and $230,160 for Ms. Elfers, Mr. Scarpa, Ms. Levy, Mr. Poole and Mr. Ferguson, respectively. For fiscal 2013, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the closing sales price of one share of our Common Stock on the grant date, were $9,382,460, $926,800, $926,800 and $593,152 for Ms. Elfers, Mr. Scarpa, Ms. Levy and Mr. Poole, respectively. For fiscal 2012, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the closing sales price of our Common Stock on the grant date, were $9,999,968 and $1,144,320 for Ms. Elfers and Ms. Levy, respectively. During our first fiscal quarter in 2013, our Board and Compensation Committee revised the fiscal 2013 operating plan and performance targets under our annual and long-term incentive plans. The incremental fair values of the modified 2013 performance-based stock awards, computed as of the modification date in accordance with FASB ASC Topic 718, were $972,132, $120,920, $120,920 and $77,388 for Ms. Elfers, Mr. Scarpa, Ms. Levy and Mr. Poole, respectively. The original grant date values of these fiscal 2013 performance-based stock awards, at target, for Ms. Elfers, Mr. Scarpa, Ms. Levy and Mr. Poole were $4,999,996, $455,600, $455,600 and $291,584, respectively. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 3–Stock-Based

Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2014 fiscal year and the Grants of Plan-Based Awards Table below.

(3)

The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion and Analysis above, and which are payable pursuant to the management incentive plan approved by the Compensation Committee at the beginning of each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year.

(4)

The amount shown includes $60,879 for a driver, $16,124 for driver reimbursements, $26,451 for a leased vehicle, $3,275 for tax preparation services, $766 for life insurance premiums and $9,332 for executive long term disability premiums.

(5)

The amount shown includes $59,730 for a driver, $15,236 for driver reimbursements, $23,294 for a leased vehicle, $2,200 for tax preparation services, $9,251 for life insurance premiums and $4,930 for executive long term disability premiums.

(6)

The amount shown includes $60,839 for a driver, $35,280 for driver reimbursements, $24,333 for a leased vehicle, $1,650 for tax preparation services, $7,319 for life insurance premiums, and $7,126 for executive long term disability premiums.

(7)

Mr. Scarpa commenced serving as our Executive Vice President, Chief Financial Officer on December 3, 2012. On April 16, 2013, Mr. Scarpa became our Chief Operating Officer and Chief Financial Officer. On December 8, 2014, with the hiring of Mr. Pruthi as our Chief Financial Officer, Mr. Scarpa ceased acting as our principal financial officer.

(8)	The amount shown includes $578 for life insurance premiums and $10,666 for executive long term disability premiums.

(9)	The amount shown includes $3,294 for life insurance premiums, $4,529 for executive long-term disability premiums, $95,934 for relocation expenses, and $53,392 for relocation tax gross-ups.

(10)	The amount shown is for life insurance premiums.

(11)	Mr. Pruthi commenced serving as our principal financial officer on December 8, 2014.

(12)	The amount shown includes $33 for life insurance premiums, $439 for executive long-term disability premiums, $69,088 for relocation expenses and $12,725 for relocation tax gross-ups.

(13)	Ms. Levy left the Company on January 30, 2015.

(14)	The amount shown includes $518 for life insurance premiums, $8,210 for executive long term disability premiums and $11,812 for 401(k) plan matching contributions.

(15)	The amount shown includes $1,093 for life insurance premiums, $4,661 for executive long-term disability premiums and $8,305 for 401(k) plan matching contributions.

(16)

The amount shown includes $41,898 for relocation expenses, $16,745 for relocation tax gross-ups, $3,722 for matching contributions under the Company’s 401(k) plan, $1,022 for life insurance premiums and $6,419 for executive long-term disability premiums.

(17)	Mr. Poole commenced serving as our Senior Vice President, Global Sourcing on September 24, 2012.

(18)	The amount shown includes $445 for life insurance premiums, $9,431 for executive long term disability premiums and $15,127 for 401(k) plan matching contributions.

(19)

The amount shown includes $1,398 for life insurance premiums, $4,750 for executive long-term disability premiums, $4,902 for the 401(k) plan matching contributions, $103,693 for relocation expenses, and $52,603 for relocation tax gross-ups.

(20)	The amount shown includes $22,795 for relocation expenses, $10,422 for relocation tax gross-ups, $421 for life insurance premiums and $837 for executive long term disability premiums.

(21)	Mr. Ferguson commenced serving as our Senior Vice President, Merchandising on September 23, 2014.

(22)

This bonus was paid to Mr. Ferguson in connection with his promotion to Senior Vice President, Merchandising and is repayable by Mr. Ferguson should he voluntarily terminate his employment with the Company prior to February 1, 2017.

(23)

The amount shown includes $338 for life insurance premiums, $4,440 for executive long term disability premiums and $57,473 for relocation expenses, $51,774 for relocation tax gross-ups and $576 for 401(k) plan matching contributions.

Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, equity incentive awards and other stock awards reflected in the Summary Compensation Table for fiscal 2014 and that were granted to the NEOs who received such awards during fiscal 2014.

Name	Grant Date		Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Jane Elfers			$550,000	$1,320,000	$2,640,000
President and	2/3/14	(3)				9,837	98,367	196,734		$4,740,306
Chief Executive Officer

Michael Scarpa			$77,500	$775,000	$1,550,000
Chief Operating	5/5/14	(4)				1,250	25,000	75,000		$1,274,250
Officer	5/5/14	(5)							25,000	1,198,750

Anurup Pruthi			$—	$—	$—
Senior Vice President,
Chief Financial Officer(6)	1/5/15	(7)							5,000	281,800

Natalie Levy			$56,000	$560,000	$1,120,000
Chief	5/5/14	(9)				750	15,000	45,000		$764,550
Merchandising	5/5/14	(10)							15,000	719,250
Officer(8)

Gregory Poole			$45,000	$450,000	$900,000
Senior Vice	5/5/14	(11)				500	10,000	30,000		$509,700
President, Global	5/5/14	(12)							10,000	479,500
Sourcing

Brian Ferguson			$30,000	$300,000	$600,000
Senior Vice President,	5/5/14	(13)				80	1,600	4,800		$81,552
Merchandising	5/5/14	(14)							2,400	115,080
	10/6/14	(15)							20,000	972,200

Notes to the Grants of Plan-Based Awards Table

(1)	Amounts reflect bonuses available to be earned in accordance with our management incentive plan approved by the Compensation Committee at the beginning of fiscal 2014.

(2)

Reflects the aggregate grant date fair value of the awards, computed in accordance with “Compensation—Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification based on the fair value of our Common Stock on the date of grant. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 3—Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2014 fiscal year.

(3)

Awarded pursuant to the terms of PRSUs granted on February 3, 2014 under the Company’s 2011 Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Elfers based upon the achievement of the performance target for fiscal 2014. Earned PRSUs vested in March 2015 and delivery of shares of Common Stock is deferred until April 2017 in accordance with their terms. Such shares are forfeitable if Ms. Elfers voluntarily terminates her employment for other than Good Reason.

(4)

Awarded pursuant to the terms of PRSUs granted on May 5, 2014 under the Company’s 2011 Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Scarpa based upon the achievement of the performance targets for fiscal years 2014–2016. Earned performance shares will vest following the third anniversary of the award date, provided Mr. Scarpa is employed on that date. See “Elements of Compensation Program—Long-Term Incentives—Equity Awards” above.

(5)

Awarded pursuant to the terms of TRSUs granted on May 5, 2014 under the Company’s 2011 Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates.

(6)	Mr. Pruthi commenced serving as our principal financial officer on December 8, 2014.

(7)

Awarded pursuant to the terms of TRSUs granted on January 5, 2015 under the Company’s 2011 Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Pruthi is employed by the Company on the respective vesting dates.

(8)	Ms. Levy left the Company on January 30, 2015.

(9)

Awarded pursuant to the terms of PRSUs granted on May 5, 2014 under the Company’s 2011 Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Levy based upon the achievement of the performance targets for fiscal years 2014-2016. Earned performance shares will vest following the third anniversary of the award date, provided Ms. Levy is employed on that date. See “Elements of Compensation Program—Long-Term Incentives—Equity Awards” above.

(10)

Awarded pursuant to the terms of TRSUs granted on May 5, 2014 under the Company’s 2011 Plan. Of the TRSUs awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Ms. Levy is employed by the Company on the respective vesting dates.

(11)

Awarded pursuant to the terms of PRSUs granted on May 5, 2014 under the Company’s 2011 Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Poole based upon the achievement of the performance targets for fiscal years 2014–2016. Earned performance shares will vest following the third anniversary of the award date, provided Mr. Poole is employed on that date. See “Elements of Compensation Program—Long-Term Incentives—Equity Awards—Time Vested Stock Awards” above.

(12)

Awarded pursuant to the terms of a TRSU granted on May 5, 2014 under the Company’s 2011 Plan. Of the TRSUs awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Poole is employed by the Company on the respective vesting dates.

(13)

Awarded pursuant to the terms of PRSUs granted on May 5, 2014 under the Company’s 2011 Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Ferguson based upon the achievement of the performance targets for fiscal years 2014–2016. Earned performance shares will vest following the third anniversary of the award date, provided Mr. Ferguson is employed on that date. See “Elements of Compensation Program—Long-Term Incentives–Equity Awards” above.

(14)

Awarded pursuant to the terms of TRSUs granted under the Company’s 2011 Plan. Of the TRSUs awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Ferguson is employed by the Company on the respective vesting dates.

(15)

Awarded pursuant to the terms of TRSUs granted on October 6, 2014 under the Company’s 2011 Plan. Of the TRSUs awarded, one-fourth vest on each of the first, second, third and fourth anniversaries of the award date, provided Mr. Ferguson is employed by the Company on the respective vesting dates.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about equity awards held by the NEOs as of January 31, 2015 (the end of our 2014 fiscal year).

Name*	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jane Elfers	48,384	(2)	$2,900,621
President and Chief	33,333	(3)	1,998,313
Executive Officer				98,367	(4)	$5,897,102

Michael Scarpa	6,821	(5)	408,919
Chief Operating Officer	6,667	(6)	399,687
	13,334	(7)	799,373
	25,000	(8)	1,498,750
				10,000	(9)	599,500
				25,000	(10)	1,498,750

Anurup Pruthi	5,000	(11)	299,750
Senior Vice President,
Chief Financial Officer

Gregory Poole	3,334	(12)	199,873
Senior Vice President,	40,000	(13)	2,398,000
Global Sourcing	4,267	(14)	255,807
	10,000	(15)	599,500
				6,400	(16)	383,680
				10,000	(17)	599,500

Brian Ferguson	1,667	(18)	99,937
Senior Vice President,	2,400	(19)	143,880
Merchandising	20,000	(20)	1,199,000
				1,600	(21)	95,920

*	Natalie Levy left the Company on January 30, 2015. Equity awards previously held by Ms. Levy terminated in accordance with their terms upon her departure.

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	Calculated based on $59.95 per share, which was the closing market price per share of the Company’s Common Stock as reported on the Nasdaq Stock Market on January 30, 2015.

(2)

Represents unvested TRSUs representing 96,768 shares of Common Stock awarded to Ms. Elfers on March 30, 2012. Of the shares awarded, 25% vest on the first and second anniversaries of the award date and 50% vest on the third anniversary of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan. Subsequent to January 31, 2015, the shares reflected in the table vested.

(3)

Represents unvested TRSUs representing 100,000 shares of Common Stock awarded to Ms. Elfers on April 20, 2012. Of the shares awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan. Subsequent to January 31, 2015, the shares reflected in the table vested.

(4)

The amount shown reflects the target number of shares of Common Stock issuable to Ms. Elfers pursuant to PRSUs granted to her on February 3, 2014 based on the achievement of a performance target for fiscal 2014. In March 2015, the Compensation Committee determined that the performance target for fiscal 2014 was met at the 113% level, and, accordingly, Ms. Elfers earned 111,155 PRSUs, which will be delivered in April 2017.

(5)

Represents the unvested TRSUs representing 20,463 shares of Common Stock awarded to Mr. Scarpa on December 3, 2012. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan.

(6)

Represents unvested TSRUs representing 10,000 shares of Common Stock awarded to Mr. Scarpa on April 19, 2013. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan. 3,333 of the shares reflected in the table will vest on April 19, 2015.

(7)

Represents unvested TRSUs representing 20,000 shares of Common Stock awarded to Mr. Scarpa on May 1, 2013. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan. 6,666 of the shares reflected in the table will vest on May 1, 2015.

(8)

Represents unvested TRSUs representing 25,000 shares of Common Stock awarded to Mr. Scarpa on May 5, 2014. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan. 8,333 of the shares reflected in the table will vest on May 5, 2015.

(9)

Awarded pursuant to the terms of PRSUs granted on April 19, 2013 under the Company’s 2011 Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2013-2015. The PRSUs also provide for limited one-year “banking” opportunities in the event that the performance target for a fiscal year(s) in the three-year performance period is met. For fiscal 2013, Mr. Scarpa “banked” 25% of this PRSU award (2,500 shares), and for fiscal 2014, Mr. Scarpa did not “bank” any additional shares under this PRSU award. Earned performance shares will vest following the third anniversary of the award date, provided Mr. Scarpa is employed on that date.

(10)

Awarded pursuant to the terms of PRSUs granted on May 5, 2014 under the Company’s 2011 Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2014-2016. Earned performance shares will vest following the third anniversary of the Award Date, provided that Mr. Scarpa is employed on that date.

(11)

Represents unvested TRSUs representing 5,000 shares of Common Stock awarded to Mr. Pruthi on January 5, 2015. Of the shares awarded, one-third vests on each of the first, second and third anniversaries of the award date, provided Mr. Pruthi is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan.

(12)

Represents unvested TRSUs representing 10,000 shares of Common Stock awarded to Mr. Poole on October 1, 2012. Of the shares awarded, one-third vests on each of the first, second and third anniversaries of the award date, provided Mr. Poole is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan.

(13)

Represents unvested TRSUs representing 40,000 shares of Common Stock awarded to Mr. Poole on February 15, 2013. Such shares vest in five equal annual installments beginning on April 1, 2014, but delivery of all vested shares is deferred until April 2018, provided Mr. Poole is employed by the Company on the delivery date. Vested shares are also deliverable upon the sooner to occur of the awardee’s death or termination by the Company without cause.

(14)

Represents unvested TRSUs representing 6,400 shares of Common Stock awarded to Mr. Poole on April 19, 2013. Of the shares awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Poole is employed by the Company on the respective vesting dates, subject to the term and conditions of the 2011 Plan. 2,133 of the shares reflected in the table will vest on April 19, 2015.

(15)

Represents unvested TRSUs representing 10,000 shares of Common Stock awarded to Mr. Poole on May 5, 2014. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Poole is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan. 3,333 of the shares reflected in the table will vest on May 5, 2015.

(16)

Awarded pursuant to the terms of PRSUs granted on April 19, 2013 under the Company’s 2011 Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Poole at target based upon the achievement of the performance targets for fiscal years 2013-2015. The PRSUs also provide for limited one-year “banking” opportunities in the event that the performance target for a fiscal year(s) in the three-year performance period is met. As a result of the Company’s results for fiscal 2013, Mr. Poole “banked” 25% of this PRSU award (1,600 shares) and for fiscal 2014, Mr. Poole did not “bank” any additional shares under this PRSU award. Earned performance shares will vest following the third anniversary of the award date, provided Mr. Poole is employed on that date.

(17)

Awarded pursuant to the terms of PRSUs granted on May 5, 2014 under the Company’s 2011 Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Poole at target based upon the achievement of the performance targets for fiscal years 2014-2016. Earned performance shares will vest following the third anniversary of the Award Date, provided that Mr. Poole is employed on that date, subject to the terms and conditions of the 2011 Plan.

(18)

Represents unvested TRSUs representing 2,500 shares of Common Stock awarded to Mr. Ferguson on November 5, 2013. Of the shares awarded, one-third vests on each of the first, second and third anniversaries of the award date, provided Mr. Ferguson is employed by the Company on the respective vesting dates, subject to the terms of the 2011 Plan.

(19)

Represents unvested TRSUs representing 2,400 shares of Common Stock awarded to Mr. Ferguson on May 5, 2014. Of the shares awarded, one-third vests on each of the first, second and third anniversaries of the award date, provided Mr. Ferguson is employed by the Company on the respective vesting dates, subject to the terms of the 2011 Plan. 800 of the shares represented in the table will vest on May 5, 2015.

(20)

Represents unvested TRSUs representing 20,000 shares of Common Stock awarded to Mr. Ferguson on October 6, 2014. Of the shares awarded, one-fourth vests on each of the first, second, third and fourth anniversaries of the award date, provided Mr. Ferguson is employed by the Company on the respective vesting dates, subject to the terms of the 2011 Plan.

(21)

Awarded pursuant to the terms of PRSUs granted on May 5, 2014 under the Company’s 2011 Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Ferguson at target based on the achievement of the performance targets for fiscal years 2014-2016. Earned performance shares will vest following the third anniversary of the award date, provided Mr. Ferguson is employed on that date, subject to the terms and conditions of the 2011 Plan.

Stock Vested

The following table contains information about the number of shares acquired and value realized during fiscal 2014 upon the vesting of equity awards previously granted to each of the NEOs who vested in equity awards during fiscal 2014.

Name*	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Jane Elfers	93,168	(2)	$4,907,519
President and Chief	107,310	(3)	5,508,222
Executive Officer	25,182	(4)	1,266,906
	24,192	(5)	1,219,761
	33,333	(6)	1,614,984

Michael Scarpa	3,333	(7)	$161,484
Chief Operating Officer	6,666	(8)	321,235
	6,821	(9)	368,675

Natalie Levy	2,668	(10)	$128,918
Chief Merchandising Officer(13)	3,333	(11)	161,484
	6,666	(12)	322,968

Gregory Poole	2,133	(14)	$103,344
Senior Vice President,	3,333	(15)	161,117
Global Sourcing

Brian Ferguson	833	(16)	$39,776
Senior Vice President
Merchandising

*	No shares of Common Stock were acquired by Mr. Pruthi upon the vesting of equity awards in fiscal 2014. No NEO held any options to acquire Common Stock during fiscal 2014.

Notes to the Option Exercises and Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date of each award.

(2)

Represents the vesting of 93,168 shares of Common Stock granted to Ms. Elfers pursuant to PRSUs awarded on January 20, 2012 and which were earned at 93% of target and delivered in 2014 in accordance with their terms.

(3)

Represents the vesting of 107,310 shares of Common Stock granted to Ms. Elfers pursuant to PRSUs awarded on February 4, 2013 and which were earned at 107% of target and delivered in 2014 in accordance with their terms.

(4)

Represents the final partial vesting of 100,725 shares of Common Stock granted to Ms. Elfers pursuant to deferred stock awarded on March 28, 2011, 50%, 25% and 25% of which vested and were delivered to Ms. Elfers on the first, second and third anniversaries of the date of grant, respectively.

(5)

Represents the second partial vesting of 96,768 shares of Common Stock granted to Ms. Elfers pursuant to TRSUs awarded on March 30, 2012, 25% of which vested and were delivered on each of the first and second anniversaries of the date of grant and 50% of which are deliverable to Ms. Elfers on the third anniversary of the date of grant, provided Ms. Elfers is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Plan.

(6)

Represents the second partial vesting of 100,000 shares of Common Stock granted to Ms. Elfers pursuant to TRSUs awarded on April 20, 2012, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Ms. Elfers on the third anniversary of the date of grant, provided Ms. Elfers is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Plan.

(7)

Represents the first partial vesting of 10,000 shares of Common Stock granted to Mr. Scarpa pursuant to TRSUs awarded on April 19, 2013, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Scarpa on each of the second and third anniversaries of the date of grant, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan.

(8)

Represents the first partial vesting of 20,000 shares of Common Stock granted to Mr. Scarpa pursuant to TRSUs awarded on May 1, 2013, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Scarpa on each of the second and third anniversaries of the date of grant, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan.

(9)

Represents the second partial vesting of 20,463 shares of Common Stock granted to Mr. Scarpa pursuant to TRSUs awarded on December 3, 2012, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Scarpa on the third anniversary of the date of grant, provided Mr. Scarpa is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Plan.

(10)

Represents the final partial vesting of 8,000 shares of Common Stock granted to Ms. Levy pursuant to deferred stock awarded on April 15, 2011, one-third of which vested and were delivered on the first, second and third anniversaries of the date of grant, respectively.

(11)

Represents the first partial vesting of 10,000 shares of Common Stock granted to Ms. Levy pursuant to TRSUs awarded on April 19, 2013, one-third of which vested and were delivered on the first anniversary of the date of grant, and the balance of this award was forfeited by Ms. Levy pursuant to the terms and conditions of the 2011 Plan upon her departure from the Company on January 30, 2015.

(12)

Represents the second partial vesting of 20,000 shares of Common Stock granted to Ms. Levy pursuant to TRSUs awarded on April 20, 2012, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant, and the balance of this award was forfeited by Ms. Levy pursuant to the terms and conditions of the 2011 Plan upon her departure from the Company on January 30, 2015.

(13)	Ms. Levy left the Company on January 30, 2015.

(14)

Represents the first partial vesting of 6,400 shares of Common Stock granted to Mr. Poole pursuant to TRSUs awarded on April 19, 2013, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Poole on each of the second and third anniversaries of the date of grant, provided Mr. Poole is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan.

(15)

Represents the second partial vesting of 10,000 shares of Common Stock granted to Mr. Poole pursuant to TRSUs awarded on October 1, 2012, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Poole on the third anniversary of the date of grant, provided Mr. Poole is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Plan.

(16)	Represents the first partial vesting of 2,500 shares of Common Stock granted to Mr. Ferguson pursuant to TRSUs awarded on November 5, 2013, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Ferguson on each of the second and third anniversaries of the date of grant, provided Mr. Ferguson is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Plan.

Deferred Compensation Plan

Eligible employees, including our NEOs, and our directors may elect annually to defer a portion of their salary, cash bonus, director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the Compensation Committee. Directors may elect to invest cash fees in Company stock. All stock awards are distributed in the form of shares of Company stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years. If a participant who is an employee of the Company separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company equal to 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question has attained a combination of age and years of service to the Company equal to 55 and has previously elected to do so on a timely basis, then the participant may receive the amounts in substantially equal annual installments over a period of up to fifteen years. If the participant is a director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal installments over a period of up to fifteen years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the Compensation Committee.

CEO Employment Agreement

The Company and Jane Elfers, our President and Chief Executive Officer, are parties to an employment agreement dated December 2009, as amended (the “employment agreement”).

The following table summarizes the compensation paid to Ms. Elfers under her employment agreement in respect of fiscal 2014. The employment agreement requires Ms. Elfers’ continued employment for the payment of compensation and vesting of equity, and bases the performance-based annual cash bonuses and performance-based stock awards on pre-set financial criteria to be established by our Compensation Committee.

Employment Agreement

Item of Compensation For Fiscal 2014	Amount	Vesting Date for Equity Award

Base Salary	$1,100,000 paid

Performance-Based Cash Bonus	$ 1,491,600 paid(1)

PRSUs granted on February 3, 2014(2)	111,155 shares earned	Earned shares vested in March 2015 (delivery of shares is deferred until April 2017)

Notes to Employment Agreement Table

(1)

Under the employment agreement, Ms. Elfers is eligible to receive an annual performance-based cash bonus award pursuant to the Company’s annual bonus plan. The threshold, target and maximum amounts of each annual bonus are equal to 50%, 120% and 240%, respectively, of Ms. Elfers’ base salary. The actual annual bonus is to be paid upon the achievement of a performance measure established by the Compensation Committee. As a result of the Company’s actual adjusted operating income performance in fiscal 2014 (approximately $99.1 million), Ms. Elfers received her cash bonus in respect of fiscal 2014 at 113% of target.

(2)

As provided in the employment agreement, on February 3, 2014 (the first business day of the Company’s 2014 fiscal year), the Company granted Ms. Elfers PRSUs having an aggregate value of $5 million on the date of grant (98,367 shares). Ms. Elfers is eligible to earn 50% (threshold) of the number of target shares of Common Stock and 200% (maximum) of the number of target shares of Common Stock, depending on actual results. As a result of the Company’s actual adjusted operating income performance in fiscal 2014 (approximately $99.1 million), Ms. Elfers earned these shares at 113% of target (111,155 shares), which shares vested on March 26, 2015, but delivery of these shares of Common Stock is deferred until April 2017. If Ms. Elfers were to voluntarily terminate her employment for other than Good Reason, she would forfeit these shares.

Set forth below is a summary of certain other terms contained in Ms. Elfers’ employment agreement.

Board of Directors. Ms. Elfers is to be nominated for election to our Board of Directors pursuant to her employment agreement.

Benefits and Perquisites. During the term of her employment agreement, Ms. Elfers will be entitled to the perquisites described under the heading “Compensation Discussion and Analysis—Elements of Compensation Program—Employee Benefits and Perquisites” above and to participate in all employee benefit and perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to senior executives of the Company from time to time (other than any severance plan or program).

Awards and Benefits. The bonus awards, equity awards, benefits and perquisites provided to Ms. Elfers under the employment agreement are to be on a basis which is no less favorable to Ms. Elfers than the most favorable basis on which such awards, benefits or perquisites are granted to any other senior executive officer of the Company, except for such awards, benefits or perquisites granted to any senior executive officer in connection with an initial hire or promotion or other grants not in the regular course.

Severance. Certain severance benefits are provided in the event of a termination of Ms. Elfers’ employment by the Company other than for cause (other than in the case of disability), by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Ms. Elfers, Ms. Elfers will be entitled to receive (i) earned, but unpaid, base salary and unpaid expense reimbursement through the date of termination,

(ii) a lump sum cash payment of any annual bonus and other incentive compensation earned, but unpaid, for the most recent fiscal year ended prior to the date of termination, (iii) an amount equal to the sum of (a) two times her then current base salary and (b) two times the greater of (x) her target bonus or (y) the average of the immediately preceding two year’s annual bonuses earned by her (the greater of clause (x) or (y), the “bonus amount”), payable in cash in equal installments (the “severance payments”) over a period of 24 months following the date of termination (the “severance period”), (iv) a lump sum cash payment of a pro-rata portion of $1.2 million for the fiscal year in which her employment terminates, and (v) continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period not to exceed the expiration of the severance period.

Change in Control. In the event of a termination of Ms. Elfers’ employment by the Company other than for cause (other than in the case of disability), by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice that occurs, in any case, within two years following the occurrence of a change in control which constitutes a "change in control event" within the meaning of Treasury Regulation §1.409A- 3(i)(5)(i), in addition to the amounts and benefits described in clauses (i), (ii) and (iv) of the immediately preceding paragraph, but in lieu of the severance payments and the benefits described in clauses (iii) and (v) of the immediately preceding paragraph, Ms. Elfers will be entitled to a lump sum cash severance payment in an amount equal to three times the sum of her base salary and the bonus amount, and continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period of 36 months. If such a termination occurs within two years following the occurrence of a change in control which does not constitute a "change in control event" within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), Ms. Elfers will receive the same benefits and amounts described above, but a portion of the change in control severance will be paid over the severance period rather than in a lump sum.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of the foregoing payments and benefits, the Company will not provide any tax gross-up to Ms. Elfers. Rather, Ms. Elfers will receive the greater of (i) the largest portion of the payments and benefits that are not subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Code or (ii) the full amount of the payments and benefits, up to and including the total, if the net-after-excise tax amount retained by her would exceed the amount in clause (i) above.

Restrictions and Indemnification. During the term of her employment agreement and for a period of 12 months following the date of termination, Ms. Elfers will be subject to restrictions on competition with the Company. During the term of her employment agreement and for a period of 18 months following the date of termination, Ms. Elfers will be subject to restrictions on the solicitation of the Company’s employees, and of the Company’s vendors, distributors, manufacturers, lessors, independent contractors or agents for and on behalf of a competitive business. For all periods during and after the term of her employment agreement, Ms. Elfers will be subject to nondisclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets. Ms. Elfers’ employment agreement also contains indemnification provisions for claims that may arise in connection with Ms. Elfers’ service as President and Chief Executive Officer or as a director of the Company.

Offer Letters

The Company does not have any employment agreements with any of its NEOs (other than Ms. Elfers) or any other member of management. As is its practice, the Company and each of the NEOs (other than Ms. Elfers) and certain other members of management are parties to offer letters which establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, and paid time off and other benefits.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Ms. Elfers), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment without cause or for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

Each of Messrs. Scarpa, Poole, Pruthi and Ferguson (as well as other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which they are provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Messrs. Scarpa, Poole, Pruthi and Ferguson will receive severance benefits upon a termination of his or her employment by the Company without cause or by the executive for "good reason" within two years following a change in control.

The change in control severance agreement is for two years and then automatically renews for one year terms thereafter, unless the Company provides 90 days notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, Messrs. Scarpa, Poole, Pruthi and Ferguson are to receive a lump sum severance payment equal to the sum of their respective base salaries and the average of their respective actual bonuses payable for each of the previous three years, multiplied by, in the case of Mr. Scarpa, two, and in the case of Messrs. Poole, Pruthi and Ferguson, 1.5. In addition, in the case of equity awards granted in fiscal 2014 and prior fiscal years, any vesting restrictions on the executive’s outstanding equity incentive awards will lapse immediately prior to the occurrence of a change in control, provided that in the case of performance-based equity incentive awards, if a change in control occurs on or prior to the date on which 50% of the applicable performance period has elapsed, only 50% of the target number of performance-based shares will vest and be delivered. In the case of equity awards granted in fiscal 2015, accelerated vesting will occur upon a change in control only if the affected executive is also involuntarily terminated for other than cause or such executive terminates employment for good reason (i.e., “double trigger”).

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

For purposes of the change in control severance agreements, the term “change in control” is defined as (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors, (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction, (iii) if any person becomes the beneficial owners of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors, or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board and (b) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the original directors then still in office (the “Additional Original Directors”) and (c) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the original directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Severance Guidelines and Severance Agreement

Under the Company’s severance guidelines, and its offer letters with Messrs. Scarpa, Poole, Pruthi and Ferguson, upon a termination of employment (other than in connection with a change in control) of any of these NEOs by the Company without cause, the affected NEO(s) will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 18 months, in the case of Mr. Scarpa, or 12 months, in the case of Messrs. Poole, Pruthi and Ferguson, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period.

On January 30, 2015, Natalie Levy, Chief Merchandising Officer, left the Company. In connection with this departure, the Company and Ms. Levy entered into an Agreement and General Release dated as of January 30, 2015 (the “Agreement”). Pursuant to the Agreement, the Company agreed to (i) in accordance with the Company’s severance guidelines, make salary continuation payments for a period of 18 months, paid on a bi-weekly basis (which payments will be automatically reduced by the amount of any salary received by Ms. Levy during the severance period from other employment), (ii) pay $1,850,000, payable in a lump sum, and (iii) provide continued coverage under the Company’s group health plan for a period ending on the earlier to occur of 18 months and the date Ms. Levy commences employment with another entity that offers health care benefits. Under the Agreement, Ms. Levy released all claims in connection with her employment with the Company and the separation therefrom, and agreed to certain non-solicitation, non-competition, non-disparagement and confidentiality agreements.

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO (other than Natalie Levy who left the Company on January 30, 2015) upon termination of the NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2014 (January 31, 2015).

Name and Principal Position	Termination Reason	Severance ($)		FY 2014 Bonus ($)	Payment of Time-Based RSUs ($)	Payment of Performance Shares ($)	Health & Welfare Benefits ($)	Total ($)
Jane Elfers	By Company without cause	$6,040,000	(a)	—	$4,898,934	$5,897,102	$64,682	$16,900,718
President and	By Executive for Good Reason	6,040,000	(a)	—	4,898,934	5,897,102	64,682	16,900,718
Chief Executive Officer	Following Change in Control	8,460,000	(b)	—	4,898,934	5,897,102	97,023	19,353,059
	Death	—		—	4,898,934	5,897,102	18,968	10,815,004
	Disability	—		—	4,898,934	5,897,102	18,968	10,815,004

Michael Scarpa	By Company without cause	$1,162,500	(a)	—	—	—	$28,452	$1,190,952
Chief Operating Officer	By Executive for Good Reason	—		—	—	—	—	—
	Following Change in Control	3,100,000	(b)	—	$3,106,729	$1,348,875	37,936	7,593,540
	Death	—		—	3,106,729	1,348,875	—	4,455,604
	Disability	—		—	3,106,729	1,348,875	—	4,455,604

Anurup Pruthi	By Company without cause	$500,000	(a)	—	—	—	$18,968	$518,968
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Chief Financial Officer	Following Change in Control	1,200,000	(b)	—	$299,750	—	28,452	1,228,452
	Death	—		—	299,750	—	—	299,750
	Disability	—		—	299,750	—	—	299,750

Gregory Poole	By Company without cause	$600,000	(a)	—	—	—	$18,968	$618,968
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Global Sourcing	Following Change in Control	1,575,000	(b)	—	$3,453,180	$683,430	28,452	6,039,812
	Death	—		—	3,453,180	683,430	—	4,136,610
	Disability	—		—	3,453,180	683,430	—	4,136,610

Brian Ferguson	By Company without cause	$500,000	(a)	—	—	—	$18,968	$518,968
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Merchandising	Following Change in Control	1,200,000	(b)	—	$1,442,817	$47,960	28,452	2,719,229
	Death	—		—	1,442,817	47,960	—	1,490,777
	Disability	—		—	1,442,817	47,960	—	1,490,777

(a)	Paid by way of salary continuation.

(b)	Paid in a lump sum.

At January 31, 2015, Ms. Elfers held 48,384 TRSUs which vested on March 30, 2015 and 33,333 TRSUs which vested on April 17, 2015. Accordingly, these TRSUs would not be payable to Ms. Elfers under any termination scenario or in connection with a change in control on or after their vesting dates. The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO upon termination of the NEO’s employment in the specified circumstances, assuming that the triggering event occurred on the date of this Proxy Statement (April 17, 2015).

Name and Principal Position	Termination Reason	Severance ($)		FY 2014 Bonus ($)	Payment of Time-Based RSUs ($)	Payment of Performance Shares ($)	Health & Welfare Benefits ($)	Total ($)
Jane Elfers	By Company without cause	$6,040,000	(a)	—	—	$5,897,102	$64,682	$12,001,784
President and	By Executive for Good Reason	6,040,000	(a)	—	—	5,897,102	64,682	12,001,784
Chief Executive Officer	Following Change in Control	8,460,000	(b)	—	—	5,897,102	97,023	14,454,125
	Death	—		—	—	5,897,102	18,968	5,916,070
	Disability	—		—	—	5,897,102	18,968	5,916,070

Michael Scarpa	By Company without cause	$1,162,500	(a)	—	—	—	$28,452	$1,190,952
Chief Operating Officer	By Executive for Good Reason	—		—	—	—	—	—
	Following Change in Control	3,100,000	(b)	—	$3,106,729	$1,348,875	37,936	7,593,540
	Death	—		—	3,106,729	1,348,875	—	4,455,604
	Disability	—		—	3,106,729	1,348,875	—	4,455,604

Anurup Pruthi	By Company without cause	$500,000	(a)	—	—	—	$18,968	$518,968
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Chief Financial Officer	Following Change in Control	1,200,000	(b)	—	$299,750	—	28,452	1,228,452
	Death	—		—	299,750	—	—	299,750
	Disability	—		—	299,750	—	—	299,750

Gregory Poole	By Company without cause	$600,000	(a)	—	—	—	$18,968	$618,968
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Global Sourcing	Following Change in Control	1,575,000	(b)	—	$3,453,180	$683,430	28,452	6,039,812
	Death	—		—	3,453,180	683,430	—	4,136,610
	Disability	—		—	3,453,180	683,430	—	4,136,610

Brian Ferguson	By Company without cause	$500,000	(a)	—	—	—	$18,968	$518,968
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Merchandising	Following Change in Control	1,200,000	(b)	—	$1,442,817	$47,960	28,452	2,719,229
	Death	—		—	1,442,817	47,960	—	1,490,777
	Disability	—		—	1,442,817	47,960	—	1,490,777

(a)	Paid by way of salary continuation.

(b)	Paid in a lump sum.

Compensation of Directors

Compensation for the non-employee directors is set by the Board on the recommendation of the Compensation Committee. Compensation paid to the non-employee directors is in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Plan that provides for fixed annual grants.

In fiscal 2014, non-employee director compensation consisted of the following, as applicable:

Annual Retainer

Cash	$60,000

Equity Grant	A TRSU award having a fair market value of $100,000 ($140,000 in the case of the Company’s Chairman) on the first business day of the Company’s fiscal year

Additional Annual Retainer for the Chairman of the Board and Committee Chairs

Chairman	$100,000

Audit Committee Chair	$25,000

Compensation Committee Chair	$20,000

Nominating & Corporate Governance Committee Chair	$15,000

Additional Annual Retainer for the members of Committees

Audit Committee	$13,500

Compensation Committee	$7,500

Nominating & Corporate Governance Committee	$3,000

The Company also pays or reimburses directors for travel expenses relating to attending meetings of our Board, its committees and annual meetings of stockholders, and reimburses directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all directors are eligible to receive 15 discount cards for our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family at their discretion.

Employee directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on the Company’s Board. Accordingly, employee directors are not eligible for the annual retainer or other director fees.

The following table shows the compensation earned by each non-employee director in fiscal 2014.

Directors’ Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total ($)
Norman Matthews	$170,500	$140,037	(3)	$310,537
Joseph Alutto	91,500	100,033	(4)	191,533
Susan Patricia Griffith	69,000	100,033	(4)	169,033
Joseph Gromek	85,000	100,033	(4)	185,033
Louis Lipschitz(5)	50,750	100,033	(4)	150,783
Kenneth Reiss	86,000	100,033	(4)	186,033
Stanley W. Reynolds	18,375	24,128	(6)	42,503
Susan Sobbott	43,375	66,007	(7)	109,382

Notes to the Directors’ Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a director.

(2)

Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation–Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information see Note 3–Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes. Each of Dr. Alutto, and Messrs. Gromek, Matthews and Reiss has reached retirement age, and consequently each stock award received by him is subject to accelerated vesting upon retirement from the Board unless otherwise waived by such director.

(3)

On February 3, 2014, this director was granted TRSUs representing 2,755 shares of Common Stock, which fully vested on February 3, 2015. See “Stock Ownership”–Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.

(4)

On February 3, 2014, this director was granted TRSUs representing 1,968 shares of Common Stock, which fully vested on February 3, 2015. See “Stock Ownership”–Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.

(5)	Mr. Lipschitz passed away on July 25, 2014.

(6)

On November 4, 2014, Mr. Reynolds was granted TRSUs representing 501 shares of Common Stock, which will vest on November 4, 2015. See “Stock Ownership”–Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.

(7)

On June 4, 2014, Ms. Sobbott was granted TRSUs representing 1,374 shares of Common Stock, which will vest on June 4, 2015. See “Stock Ownership”–Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.

Deferral of Fees

Under the Company’s Deferred Compensation Plan discussed above, directors may elect to defer all or a part of their director fees and stock awards. The Deferred Compensation Plan permits members of the Board to invest deferred cash fees in the Company’s Common Stock. A director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each director, each director nominee, each of the NEOs appearing in the Summary Compensation Table, and the directors and executive officers (including the NEOs) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Name of Benefical Owner(1)	Shares Beneficially Owned(2)

Norman Matthews(3)	81,678
Joseph Alutto(4)	41,323
Jane Elfers(5)	221,775
Susan Patricia Griffith(6)	4,886
Joseph Gromek(7)	13,873
Kenneth Reiss(8)	5,475
Stanley W. Reynolds(9)	0
Susan Sobbott(10)	1,374
Michael Scarpa(11)	31,701
Brian Ferguson(12)	1,350
Gregory Poole(13)	5,466
Anurup Pruthi(14)	0

All directors and executive officers as a group (15 persons)	471,743

Notes to the Stock Ownership Table

(1)

Information about Common Stock holdings in the above table and in these footnotes is as of April 10, 2015. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

(2)

At April 10, 2015, each person named in the table beneficially owned less than 1.0% of the outstanding Common Stock, other than Ms. Elfers who beneficially owned approximately 1.1% of the outstanding Common Stock. The directors and executive officers as a group beneficially owned approximately 2.3% of the outstanding Common Stock.

(3)

Does not include 2,332 shares of Common Stock granted on February 2, 2015, pursuant to TRSUs not yet vested. Does include 21,158 shares of Common Stock credited to Mr. Matthews’ deferral account under the Company’s Nonqualified Deferred Compensation Plan. Mr. Matthews has no voting or dispositive power over shares credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(4)

Does not include 1,666 shares of Common Stock granted on February 2, 2015 pursuant to TRSUs not yet vested. Does include 15,000 shares of Common Stock issuable to Dr. Alutto upon exercise of outstanding fully exercisable stock options and 9,623 shares of Common Stock credited to Dr Alutto’s deferral account under the Company’s Nonqualified Deferred Compensation Plan. Dr. Alutto has no voting or dispositive power over shares of Common Stock credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(5)

Does not include 111,115 shares of Common Stock granted pursuant to PRSUs which have been earned, but which are not to be delivered until April 2017, in accordance with their terms. If Ms. Elfers were to voluntarily terminate her employment for other than Good Reason, she would forfeit these shares.

(6)	Does not include 1,666 shares of Common Stock granted on February 2, 2015 pursuant to TRSUs not yet vested.

(7)	Does not include 1,666 shares of Common Stock granted on February 2, 2015 pursuant to TRSUs not yet vested.

(8)	Does not include 1,666 shares of Common Stock granted on February 2, 2015 pursuant to TRSUs not yet vested.

(9)	Does not include 501 shares of Common Stock granted on November 4, 2014 pursuant to TRSUs not yet vested and 1,666 shares of Common Stock granted on February 2, 2015 pursuant to TRSUs not yet vested.

(10)	Does not include 1,666 shares of Common Stock granted on February 2, 2015 pursuant to TRSUs not yet vested.

(11)	Does not include 33,489 shares of Common Stock granted to Mr. Scarpa pursuant to TRSUs not yet vested and 2,500 shares of Common Stock earned pursuant to PRSUs not yet vested.

(12)	Does not include 23,267 shares of Common Stock granted pursuant to TRSUs not yet vested.

(13)	Does not include 52,133 shares of Common Stock granted to Mr. Poole pursuant to TRSUs not yet vested and 1,600 shares of Common Stock earned pursuant to PRSUs not yet vested.

(14)	Does not include 5,000 shares of Common Stock granted to Mr. Pruthi pursuant to TRSUs not yet vested.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock as of April 10, 2015.

Name and Address of Benefical Owner	Shares Beneficially Owned(2)	Percent of Class
Royce & Associates, LLC(1)	2,640,200	12.66%
BlackRock, Inc.(2)	1,962,825	9.42%
AllianceBernstein LP(3)	1,526,546	7.32%
The Vanguard Group, Inc.(4)	1,366,030	6.55%
Dimensional Fund Advisors LP(5)	1,288,091	6.18%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)

According to a Statement on Schedule 13G filed with the SEC on January 6, 2015, as of December 31, 2014, Royce & Associates, LLC, a New York limited liability company with an address of 745 Fifth Avenue, New York, New York, 10151, had sole voting power and dispositive power with respect to 2,640,200 shares. According to the Schedule 13G, various accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of the proceeds from the sale of the shares. The interest of one account, Royce Special Equity Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 2,170,000 shares, or 10.41%, of the total shares outstanding.

(2)

According to a Statement on Schedule 13G filed with the SEC on January 15, 2015, as of December 31, 2014, BlackRock, Inc., a Delaware corporation with an address of 55 East 52nd Street, New York, New York 10022, had sole voting power with respect to 1,905,292 shares and sole dispositive power with respect to 1,962,825 shares. According to the Schedule 13G, various persons have the right to receive or the power to direct the receipt of the proceeds from the sale of the shares, but no such person’s interest in the shares is in excess of five percent of the total shares outstanding.

(3)	According to a Statement on Schedule 13G filed with the SEC on February 10, 2015, as of December 31, 2014, AllianceBernstein LP, a Delaware limited partnership with an address of

1345 Avenue of the Americas, New York, New York 10105, had sole voting power with respect to 1,322,746 shares and sole dispositive power with respect to 1,526,546 shares.

(4)

According to a Statement on Schedule 13G filed with the SEC on February 11, 2015, as of December 31, 2014, The Vanguard Group, Inc., a Pennsylvania corporation with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, had sole voting power with respect to 33,449 shares, sole dispositive power with respect to 1,335,281 shares, and shared dispositive power with respect to 30,749 shares.

(5)

According to a Statement on Schedule 13G filed with the SEC on February 5, 2015, as of December 31, 2014, Dimensional Fund Advisors LP, a Delaware limited partnership with an address of 6300 Bee Cave Road, Building One, Austin, Texas 78746, had sole voting power with respect to 1,218,281 shares and sole dispositive power with respect to 1,288,091 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and the NASDAQ Stock Market regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and executive officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal 2014, except for the late filing of three Form 4’s (two reporting one sale each to cover withholding taxes upon vesting pursuant to 10b5-1 plans and one reporting one award of TRSUs under the Company’s 2011 Equity Plan) for Mr. Poole, two Form 4’s (one reporting one sale to cover withholding taxes upon vesting pursuant to a 10b5-1 plan and one reporting one award of TRSUs under the Company’s 2011 Equity Plan) for Mr. McClure, and one Form 4 (each reporting one award of TRSUs under the Company’s 2011 Equity Plan) for each of Ms. Levy and Messrs. Matthews, Alutto, Scarpa, Cost and Low.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct, which is in writing and has been adopted by the Board.

The Nominating and Corporate Governance Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The Nominating and Corporate Governance Committee is provided the details of the transaction and will determine whether to approve the transaction taking into consideration, among other things, (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third party, (ii) whether there are business reasons for the Company to enter into the transaction, (iii) whether the transaction would impair the independence of a non-management director and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the Nominating and Corporate Governance Committee reviews all on-going related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during fiscal 2014.

PROPOSALS REQUIRING YOUR VOTE

The following three proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 on your WHITE proxy card.

PROPOSAL 1: ELECTION OF THREE CLASS III DIRECTORS.

At the Company’s annual meeting of stockholders held in 2014, our stockholders adopted and approved an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors. The declassification of our Board will be phased in commencing with this Annual Meeting, and will result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2017 annual meeting of stockholders.

The table below summarizes the implementation of the declassification of our Board pursuant to the amendment:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2015	Two years	2017
2016	One year	2017
2017 and thereafter	Annual election	One year later

The Board has nominated Norman Matthews, Kenneth Reiss and Stanley W. Reynolds for election as Class III directors at the Annual Meeting. Messrs. Matthews, Reiss and Reynolds currently serve as Class III directors of the Company. If you elect these three nominees, they will hold office until the annual meeting of stockholders to be held in the Spring of 2017 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears under the heading “Governance of the Company—Board Nominees” in this Proxy Statement.

The Board recommends that you vote on the WHITE proxy card or voting instruction form “FOR” the election of each of Mr. Norman Matthews, Mr. Kenneth Reiss and Mr. Stanley W. Reynolds to serve as directors of The Children’s Place until the 2017 annual meeting of stockholders, or until their successors are elected and qualified.

It is intended that WHITE proxies will be voted for the three nominees set forth herein. The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of the Board’s three nominees for director. Barington/Macellum have notified the Company of their intent to nominate their slate of three nominees for election as directors at the Annual Meeting. As a result, the election of directors is considered a contested election as defined in the Company’s bylaws, and the three nominees receiving the highest number of FOR votes will be elected. Withholdings will be counted as present for the purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

Our Board does not endorse any Barington/Macellum nominees and unanimously recommends that you disregard any proxy card that may be sent to you by Barington or Macellum. Voting to “withhold” with respect to any of Barington/Macellum’s nominees on its proxy card is not the same as voting for our Board’s nominees, because a vote to “withhold” with respect to any of Barington/Macellum’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a proxy card sent to you by Barington/Macellum, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

The persons named as proxies intend to vote the proxies FOR the election of each of these three nominees unless you indicate on the WHITE proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees. It is expected that all candidates will be able to serve. However, if before the election one or more are unable to serve or for good cause will not serve, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board unless it reduces the number of directors to be elected. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the Securities and Exchange Commission.

Annex A sets forth information relating to our directors, nominees for directors and certain of our officers and employees who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission by reason of their position as directors of the Company, as nominees for directors or because they may be soliciting proxies on our behalf.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

We are asking you to ratify the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for fiscal 2015. BDO USA, LLP has audited the accounts of the Company since October 2007. The Board considers it desirable to continue the services of BDO USA, LLP.

The fees billed or expected to be billed by BDO USA, LLP for professional services rendered to the Company during fiscal 2014 and 2013 are set forth below.

	Fiscal 2014	Fiscal 2013
	(in thousands)
Audit Fees	$1,161	$1,186
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,161	$1,186

Audit Fees

These amounts represent fees billed or expected to be billed by BDO USA, LLP for professional services rendered for the audits of the Company’s annual financial statements for fiscal 2013 and fiscal 2014 and the effectiveness of its internal controls over financial reporting as of February 1, 2014 and January 31, 2015, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related, Tax or Other Fees

None.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. During fiscal 2013 and fiscal 2014, all audit-related fees were pre-approved by the Audit Committee.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

If the stockholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its charter.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal 2015.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY ON PAY”).

As discussed under the heading “Executive Compensation—Compensation Discussion and Analysis” above, the Company’s executive compensation program is designed to attract, retain and motivate the performance of the executive management talent who are expected to advance both the short-term and long-term interests of our stockholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s stockholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive Compensation—Compensation Discussion and Analysis” and in the Summary Compensation Table for fiscal 2014).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the stockholders approve the compensation of the Company’s named executive officers for the fiscal year ended January 31, 2015, as disclosed in the Company’s Proxy Statement for fiscal 2014 pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The above “Say on Pay” vote is an advisory vote only and is not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee will consider the result of the “Say on Pay” vote in future compensation decisions for NEOs. The next “Say on Pay” vote will be held at our 2016 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on our Common Stock with the return on the CRSP Total Return Index for the NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade. The graph and the second table below assume that $100 was invested on January 30, 2010 in each of our Common Stock, the CRSP Total Return Index for the NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade. The first table below sets forth the closing price of our Common Stock and the closing indices for the CRSP Total Return Index for the NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade on the last day of certain of our fiscal years.

	2009	2010	2011	2012	2013	2014
The Children’s Place—“ PLCE”	31.80	42.27	50.05	49.53	52.67	59.95
CRSP Total Return Index for the NASDAQ Stock Market (US Companies)	579.46	742.93	1,011.63	1,163.28	1,518.35	1,736.19
CRSP Total Return Index for the NASDAQ Retail Trade	463.16	577.48	699.42	827.44	912.91	1,111.52

The table below assumes that $100 was invested on January 30, 2010 (end of fiscal 2009) in each of our common stock, the CRSP Total Return Index for the NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade.

	2009	2010	2011	2012	2013	2014
The Children’s Place—“ PLCE”	100.00	132.92	157.39	155.75	165.63	190.42
CRSP Total Return Index for the NASDAQ Stock Market (US Companies)	100.00	126.71	135.89	156.53	204.44	234.68
CRSP Total Return Index for the NASDAQ Retail Trade	100.00	124.67	151.01	178.64	197.07	239.97

OTHER INFORMATION

Future Stockholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than Friday, December 18, 2015.

Under the Company’s By-laws, if you wish to submit a proposal for consideration at next year’s annual meeting of stockholders, the Secretary of the Company must receive your proposal at least 45 days but not more than 60 days prior to the date of that annual meeting of stockholders; provided, however, that in the event less than 55 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Secretary of the Company must receive your proposal no later than the close of business on the tenth day following the date on which notice of the date of the meeting is mailed or public disclosure is made, whichever first occurs. Your proposal also must comply with certain information requirements set forth in the Company’s By-laws. You may obtain a copy of our By-laws from the Secretary of the Company. These requirements apply to any matter that a stockholder wishes to raise at the annual meeting of stockholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

Nominations for Director

Nominations for directors of the Company may be made at an annual meeting of stockholders by the Board or by any stockholder of the Company who complies with the information and timely notice requirements of the Company’s By-laws. In addition, the Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of stockholders is the same as described above under “Future Stockholder Proposals”.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094, telephone number (201) 558-2400 ext. 14500 and email investor-relations@childrensplace.com. If you want to receive separate copies of the annual report or Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Available Information

The Company’s web site address is http://www.childrensplace.com. The information contained on the Company’s web site is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its internet web site, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s web site are the Company’s Code of Business Conduct and Corporate Governance Guidelines and the charters of the Committees of the Board. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Bradley P. Cost Senior Vice President, General Counsel and Secretary The Children’s Place, Inc. 500 Plaza Drive Secaucus, New Jersey 07094 April __, 2015

Annex A

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of all of our directors and the nominees for the Annual Meeting, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our stockholders in connection with our Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors are set forth under the sections above titled “Board Nominees” and “Continuing Directors” of this Proxy Statement. The name of the directors are set forth below and the business addresses for all the directors is c/o The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Name
Norman Matthews
Kenneth Reiss
Stanley W. Reynolds
Joseph Alutto
Jane Elfers
Susan Patricia Griffith
Joseph Gromek
Susan Sobbott

Officers and Employees

The principal occupations of our officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Name	Position
Jane Elfers	Chief Executive Officer and President, Director
Michael Scarpa	Chief Operating Officer
Anurup Pruthi	Senior Vice President, Chief Financial Officer
Bradley P. Cost	Senior Vice President, General Counsel, and Secretary
Brian Ferguson	Senior Vice President, Merchandising
Gregory Poole	Senior Vice President, Global Sourcing
Robert J. Vill	Group Vice President, Finance

Information Regarding Ownership of Company Securities By Participants

The amount of the Company’s securities beneficially owned by directors and NEOs as of April 10, 2015, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, is set forth in the table appearing under the heading “Stock Ownership—Stock Ownership of Directors and Executive Officers” above. The amount of the Company’s securities beneficially owned as of the same date, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, for the remaining Participants is set forth in the table below.

Name of Participant(1)	Shares Beneficially Owned

Bradley P. Cost(2)	27,716

Robert J. Vill(3)	0

Notes to Participant Stock Ownership Table

(1)

Information about Common Stock holdings in the above table and in these footnotes is as of April 10, 2015. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

(2)	Does not include 7,134 shares of Common Stock granted to Mr. Cost pursuant to TRSUs not yet vested and 1,600 shares of Common Stock earned pursuant to PRSUs not yet vested.

(3)	Does not include 2,400 shares of Common Stock granted to Mr. Vill pursuant to TRSUs not yet vested.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold
(April 10, 2013 through April 10, 2015)

Name	Transaction Date	Number of Shares	Transaction Description
Norman Matthews
	May 10, 2013	843	(7)
	August 14, 2013	790	(7)
	November 8, 2013	802	(7)
	February 3, 2014	2,755	(2)
	February 7, 2014	824	(7)
	May 2, 2014	876	(7)
	August 8, 2014	858	(7)
	November 4, 2014	891	(7)
	February 2, 2015	2,332	(2)
	February 6, 2015	713	(7)
Joseph Alutto
	May 10, 2013	379	(7)
	August 14, 2013	355	(7)
	November 8, 2013	361	(7)
	February 3, 2014	1,968	(2)
	February 7, 2014	377	(7)
	May 2, 2014	470	(7)
	August 8, 2014	461	(7)
	November 4, 2014	478	(7)
	February 2, 2015	1,666	(2)
	February 6, 2015	383	(7)
Jane Elfers
	April 23, 2013	16,907	(5)
	February 3, 2014	48,308	(5)
	March 20, 2014	107,310	(3)
	March 21, 2014	40,000	(5)
	March 24, 2014	13,901	(5)
	March 31, 2014	25,037	(5)
	April 21, 2014	16,782	(5)
	June 5, 2014	77,254	(6)
	June 6, 2014	45,958	(6)
	March 26, 2015	111,115	(3)
	March 31, 2015	25,334	(5)

Name	Transaction Date	Number of Shares	Transaction Description
Susan Patricia Griffith
	February 3, 2014	1,968	(2)
	February 2, 2015	1,666	(2)
Joseph Gromek
	February 3, 2014	1,968	(2)
	February 2, 2015	1,666	(2)
Kenneth Reiss
	February 3, 2014	1,968	(2)
	February 2, 2015	1,666	(2)
Stanley W. Reynolds
	November 4, 2014	501	(2)
	February 2, 2015	1,666	(2)
Susan Sobbott
	June 4, 2014	1,374	(2)
	February 2, 2015	1,666	(2)
Michael Scarpa
	April 19, 2013	10,000	(2)
	May 1, 2013	20,000	(2)
	December 4, 2013	2,303	(5)
	March 20, 2014	2,500	(3)
	April 21, 2014	1,190	(5)
	May 2, 2014	3,270	(5)
	May 5, 2014	25,000	(2)
	December 4, 2014	3,509	(5)
Brian Ferguson
	October 6, 2014	20,000	(2)
	May 5, 2014	2,400	(2)
	November 5, 2013	2,500	(2)
Gregory Poole
	April 19, 2013	6,400	(2)
	October 2, 2013	1,129	(5)
	March 11, 2014	2,204	(4)
	March 20, 2014	1,600	(3)
	April 21, 2014	762	(5)
	July 7, 2014	1,376	(5)
	May 5, 2014	10,000	(2)
	October 3, 2014	1,170	(5)
	October 3, 2014	2,181	(6)
Anurup Pruthi
	January 5, 2015	5,000	(2)
Bradley P. Cost
	April 17, 2013	675	(5)
	April 19, 2013	6,400	(2)
	April 23, 2013	1,680	(5)
	January 6, 2014	700	(5)
	March 20, 2014	1,600	(3)
	April 16, 2014	586	(5)
	April 21, 2014	2,278	(5)
	May 5, 2014	7,500	(2)
Robert Vill
	October 6, 2014	2,400	(2)

(1)	Open market acquisition.

(2)	Grant of time-restricted stock units.

(3)	Restricted stock units subject to time-based vesting earned pursuant to a performance stock award.

(4)	Open market sale.

(5)	Sale pursuant to a 10b5-1 plan to pay tax liabilities incident to the vesting of stock.

(6)	Sale pursuant to a 10b5-1 plan.

(7)

Acquisition pursuant to deferral elections made under the Company’s Deferred Compensation Plan.

Miscellaneous Information Regarding Participants

Except as described in this Annex A or otherwise disclosed in this Proxy Statement, to the Company’s knowledge:

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

•

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliate will or may be a party.

•	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE, INC.

May 22, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

00000333033000000000 6	052215

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR” each of the nominees for director.
		1.	To elect the persons listed below to serve as Class III directors of The Children’s Place, Inc. for a two-year term and in each case until his successor is duly elected and qualified.

					FOR	AGAINST	ABSTAIN
			Norman Matthews	Class III Director	☐	☐	☐
			Kenneth Reiss	Class III Director	☐	☐	☐
			Stanley W. Reynolds	Class III Director	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of The Children’s Place, Inc. for the fiscal year ending January 30, 2016.		☐	☐	☐

		3.	To approve, by non-binding vote, executive compensation as described in the proxy statement.		☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations for Proposal 2 as specified above. This Proxy will not otherwise be voted on any of the other matters to be voted on at the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE, INC.

May 22, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT on Thursday, May 21, 2015.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00000333033000000000 6	052215

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR” each of the nominees for director.
		1.	To elect the persons listed below to serve as Class III directors of The Children’s Place, Inc. for a two-year term and in each case until his successor is duly elected and qualified.

					FOR	AGAINST	ABSTAIN
			Norman Matthews	Class III Director	☐	☐	☐
			Kenneth Reiss	Class III Director	☐	☐	☐
			Stanley W. Reynolds	Class III Director	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of The Children’s Place, Inc. for the fiscal year ending January 30, 2016.		☐	☐	☐

		3.	To approve, by non-binding vote, executive compensation as described in the proxy statement.		☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations for Proposal 2 as specified above. This Proxy will not otherwise be voted on any of the other matters to be voted on at the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 22, 2015:

The proxy statement and form of proxy distributed by the Board of Directors and the Company’s Form 10-K Annual Report for the fiscal year ended January 31, 2015 are available at http://www.childrensplace.com under the section “Investor Relations.”

0

THE CHILDREN’S PLACE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE CHILDREN’S PLACE, INC.

The undersigned hereby appoints Michael Scarpa and Bradley P. Cost (the “Proxy Committee”), and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Children’s Place, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Children’s Place, Inc. to be held at the Company’s corporate headquarters located at 500 Plaza Drive, Secaucus, New Jersey 07094, on Friday, May 22, 2015, at 10:00 a.m., Secaucus New Jersey time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with no discretionary authority as to any other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

1.1	14475